SCHEDULE 14A INFORMATION

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Eaton Corporation plc

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ONE VISION	To be the most admired company in our markets.

ONE MISSION	To provide safe, reliable, efficient and sustainable power management solutions for our global customers.

CORE VALUES

We drive high performance through the Eaton Philosophy, which operationalizes our core values into our responsibilities to one another, to the enterprise, to our customers and to other stakeholders.

■     Customer Orientation: We make our customers the focus of everything we do.

■     People: We recognize our people as our most valued resource.

■     Trust: We have confidence in the reliability of others to do the right thing.

■     Respect: We treat each other with respect and consideration.

■     Dignity: We honor the pride and self-esteem of others.

■     Integrity: We are honest and ethical.

Notice of Annual General Meeting

Date: Time:	Wednesday, April 23, 2014 8:00 a.m. local time	Location:	Four Seasons Hotel Dublin Simmonscourt Road Dublin 4, Ireland

Meeting Agenda:

1.	Electing the twelve director nominees named in the proxy statement;
2.	Approving the appointment of Ernst & Young LLP as independent auditor for 2014 and authorizing the Audit Committee of the Board of Directors to set its remuneration;
3.	Advisory approval of the Company’s executive compensation;
4.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares; and
5.	Transacting any other business that may properly come before the meeting.

These proposals are ordinary resolutions requiring a simple majority of the votes cast at the meeting. All proposals are more fully described in this proxy statement.

Also during the meeting, management will present Eaton’s Irish Statutory Accounts for the fiscal year ended December 31, 2013 along with the related directors’ and auditor’s reports.

Record date: Shareholders of record at the close of business on February 24, 2014 are entitled to vote at the meeting.

Online proxy delivery and voting: Eaton shareholders can sign up for electronic delivery of the proxy statement and annual report to shareholders, as well as online proxy voting. Use this link to register for online delivery of your future proxy materials: http://enroll.icsdelivery.com/etn.

Admission to the Annual Meeting: Shareholders who plan to attend the 2014 annual general meeting may obtain admission tickets at the Registration Desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker or bank should obtain certification of ownership to bring to the meeting.

By order of the Board of Directors

Thomas E. Moran

Senior Vice President and Secretary

March 14, 2014

YOUR VOTE IS IMPORTANT. WE STRONGLY ENCOURAGE YOU TO VOTE.

If possible, please vote your shares using the toll-free telephone number or Internet instructions found on your proxy form. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. Voting by any of these methods will not limit your right to vote in person at the annual general meeting. Under New York Stock Exchange rules, if you hold your shares in “street” name through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the annual general meeting, including the election of directors, unless you have given instructions to your broker before the meeting date.

EATON 2014 Proxy Statement and Notice of Meeting

Important Notice Regarding the Availability of Proxy Materials for the annual general meeting of Shareholders to be held on April 23, 2014: This proxy statement, the Company’s 2013 annual report to shareholders and our Irish Statutory Accounts for the year ended December 31, 2013 are available, respectively, on Eaton’s website at:

www.eaton.com/proxy

www.eaton.com/annualreport

www.eaton.com/irishstatutoryaccounts

EATON 2014 Proxy Statement and Notice of Meeting

General Information about the Meeting

Proxy Statement

Eaton Corporation plc

Registered Address -

Fitzwilliam Hall

Fitzwilliam Place

Dublin 2, Ireland

This proxy statement, the accompanying proxy form, Eaton’s annual report for the year ended December 31, 2013, and our Irish Statutory Accounts for the year ended December 31, 2013 will be sent to shareholders commencing on or about March 14, 2014.

Throughout this proxy statement, all references to our Board of Directors (or its committees) or officers for periods prior to November 30, 2012, are references to the Board of Directors (or its committees) or officers, respectively, of Eaton Corporation, our predecessor. Similarly, all references to the Company for such periods refer to Eaton Corporation.

Proxy Solicitation

Eaton’s Board of Directors solicits your proxy, in the form enclosed, for use at the 2014 annual general meeting of shareholders and any adjournments or postponements of the meeting.

In addition to soliciting proxies through the mail, certain persons may solicit proxies in person or by telephone or fax. Eaton has retained The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee of $15,000, plus reasonable out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

How Proxies Will Be Voted

The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in accordance with instructions on all proxy forms submitted by shareholders and, where no contrary instruction is indicated on the proxy form, as follows: for the election of the individuals nominated to serve as directors, for the appointment of Ernst & Young LLP as independent auditor for 2014 and authorizing the Audit Committee of the Board of Directors to set its remuneration, for advisory approval of the Company’s executive compensation, and for the authorization of overseas market purchases of Company shares.

You may revoke a proxy by submitting a later-dated proxy, by notifying Eaton by fax, email or other verifiable communication before the meeting, or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

Voting at the Meeting

Each Eaton shareholder of record at the close of business on February 24, 2014 is entitled to one vote for each share then held. On that date, 475,962,123 Eaton ordinary shares (par value US$0.01 each) were outstanding and entitled to vote.

At the 2014 annual general meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by the Company’s Articles of Association, three shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed and transmitted proxies even if marked “abstain” as to some matters. The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

EATON 2014 Proxy Statement and Notice of Meeting	1

GENERAL INFORMATION ABOUT THE MEETING

Adoption of all proposals to come before the meeting will require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the annual general meeting in person or by proxy.

Abstentions and broker non-votes will not be considered votes cast at the annual general meeting. The practical effect of this is that abstentions and shares held in “street name” by brokers that are not voted in respect of these proposals will not have any effect on the outcome of voting on the proposals.

There is no requirement under Irish law that Eaton’s Irish Statutory Accounts for the fiscal year ended December 31, 2013 or the related directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the annual general meeting.

EATON 2014 Proxy Statement and Notice of Meeting	2

Proposal 1:  Election of Directors

Our Board of Directors is currently comprised of twelve members, all of whom serve for a term of one year or until a respective successor is elected and has qualified.

If any of the nominees become unable or decline to serve, the individuals named as proxies in the enclosed proxy form will have the authority to vote for any substitutes who may be nominated in accordance with Eaton’s Articles of Association. However, we have no reason to believe that this will occur.

Our Nominees

George S. Barrett

Chairman and Chief Executive Officer, Cardinal Health

George S. Barrett is Chairman and Chief Executive Officer of Cardinal Health, a health care services company. Mr. Barrett served as Vice Chairman of Cardinal Health and Chief Executive Officer — Healthcare Supply Chain Services from January 2008 to August 2009, when he assumed his current position. Prior to joining Cardinal Health, Mr. Barrett held a number of executive positions with Teva Pharmaceuticals Industries, Inc., a pharmaceutical company, including President and Chief Executive Officer of Teva North America, Corporate Executive Vice President — Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer, and President of Teva Pharmaceuticals USA, from 1999 to 2007. Mr. Barrett serves on the board of directors of Nationwide Children’s Hospital and the President’s Leadership Council of Brown University. He serves on the board of trustees of the Healthcare Leadership Council and The Conference Board. He is also a member of the Business Roundtable, The Business Council, Ohio Business Roundtable and The Columbus Partnership.

Director Qualifications: Mr. Barrett has extensive experience in areas of importance to Eaton, such as manufacturing, regulatory compliance, finance, strategic planning and supply chain management. His service as chairman and chief executive officer of a publicly-traded company, and his work with The Business Council and the Business Roundtable, have given him a thorough understanding of corporate governance matters that benefits our Board and its committees. His prior work as a senior leader of a global corporation strengthens our Board in its oversight of management challenges faced by global companies.

Director Since 2011 Age 58

Todd M. Bluedorn

Chairman and Chief Executive Officer, Lennox International Inc.

Todd M. Bluedorn is Chairman and Chief Executive Officer of Lennox International Inc., a global provider of climate control solutions for heating, air conditioning and refrigeration markets. Prior to joining Lennox International, Mr. Bluedorn served in numerous senior management positions for United Technologies since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial.

Director Qualifications: Mr. Bluedorn has executive leadership experience in original equipment and aftermarket business and distributor/dealer-based commercial channels. He also has senior leadership experience with two major industrial corporations. His experience with industrial companies in responding to dynamic market conditions benefits Eaton as a global manufacturing company with product distribution through numerous commercial channels.

Director Since 2010 Age 50

EATON 2014 Proxy Statement and Notice of Meeting	3

PROPOSAL 1:  ELECTION OF DIRECTORS — Our Nominees

Christopher M. Connor

Chairman and Chief Executive Officer, The Sherwin-Williams Company

Christopher M. Connor is Chairman and Chief Executive Officer of The Sherwin-Williams Company, a global manufacturer of paint, architectural coatings, industrial finishes and associated supplies. Mr. Connor has held a number of executive positions at Sherwin-Williams since 1983. He became Chief Executive Officer in 1999 and Chairman and Chief Executive Officer in 2000. He currently serves on the boards of the Federal Reserve Bank of Cleveland, United Way, University Hospitals, Playhouse Square Foundation and The Rock and Roll Hall of Fame.

Director Qualifications: As CEO of a Fortune 500 company, Mr. Connor has leadership experience and is thoroughly knowledgeable in marketing, talent development, planning, operational and financial processes. In particular, Mr. Connor has had extensive sales and marketing experience in both direct and distribution channels, and brings broad knowledge of construction, automotive and industrial markets, all areas of strategic importance to Eaton. His background and experience with human resources, talent development, compensation and management are of particular benefit to Eaton in his role as Chair of the Compensation and Organization Committee.

Director since 2006 Age 57

Michael J. Critelli

Chief Executive Officer and President, Dossia Services Corporation

Michael J. Critelli is Chief Executive Officer and President and a director of Dossia Services Corporation, a personal and population health management systems company. He has held those positions since January 2011. Mr. Critelli is the retired Executive Chairman of Pitney Bowes Inc., a provider of global mailstream solutions. Mr. Critelli served as Pitney Bowes Chairman and Chief Executive Officer from 1997 to 2007 and as Executive Chairman from 2007 to 2008. Mr. Critelli was a director of Wyeth from April 2008 until its acquisition by Pfizer in late 2009. He currently serves as a director of ProHealth Physicians, Inc.

Director Qualifications: Mr. Critelli has extensive experience in risk management, cybersecurity, industry-wide leadership in transportation, logistics, online and social media marketing and communications issues. In addition to broad business experience gained while leading a global Fortune 500 company, he is a thought leader on transportation strategy and regulatory reform, as well as innovative approaches to health care. His background and experience are valuable to our Board as it oversees management’s efforts to develop and maintain talent, assess and evaluate enterprise risk management and cybersecurity issues, and navigate the regulatory environment.

Director since 1998 Age 65

EATON 2014 Proxy Statement and Notice of Meeting	4

PROPOSAL 1:  ELECTION OF DIRECTORS — Our Nominees

Alexander M. Cutler

Chairman, Eaton Corporation plc and Chief Executive Officer and President,

Eaton Corporation

Alexander M. Cutler is Chairman of the Company and Chief Executive Officer and President of Eaton Corporation. Mr. Cutler joined Cutler-Hammer, Inc. in 1975, which was subsequently acquired by Eaton, and became President of Eaton’s Industrial Group in 1986 and President of the Controls Group in 1989. He advanced to Executive Vice President — Operations in 1991, was elected Executive Vice President and Chief Operating Officer — Controls in 1993, President and Chief Operating Officer in 1995, and assumed his present position in 2000. Mr. Cutler is a director of E. I. du Pont de Nemours and Company and KeyCorp. He is also a member of The Business Council and the Business Roundtable where he chairs the Corporate Governance Committee.

Director Qualifications: Mr. Cutler’s long tenure with Eaton and his experience in a wide range of management roles provides him important perspective on the Company to the benefit of the Board of Directors. Mr. Cutler has a detailed knowledge of Eaton’s businesses, customers, end markets, sales and marketing, technology innovation and new product development, supply chains, manufacturing operations, talent development, policies and internal functions. He possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly-traded companies, as well as by serving as Chair of the Business Roundtable’s Corporate Governance Committee.

Director since 1993 Age 62

Charles E. Golden

Retired Executive Vice President and Chief Financial Officer, Eli Lilly and Company

Charles E. Golden served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the boards of Hill-Rom Holdings and Unilever NV/PLC. He also serves as a director of the Lilly Endowment.

Director Qualifications: Mr. Golden has a comprehensive knowledge of both U.S. and international financial accounting standards. He has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and internationally. His broad financial expertise enables him to provide expert guidance and oversight in his role as Chair of the Finance Committee and as a member of the Audit Committee. Mr. Golden also has significant experience in global vehicle markets.

Director since 2007 Age 67

EATON 2014 Proxy Statement and Notice of Meeting	5

PROPOSAL 1:  ELECTION OF DIRECTORS — Our Nominees

Linda A. Hill

Wallace Brett Donham Professor of Business Administration, the Harvard Business

School, and former director of Cooper Industries plc

Linda A. Hill served as a director of Cooper Industries plc from 1994 until 2012. Ms. Hill joined the Board effective upon the close of the Cooper acquisition. She is the Wallace Brett Donham Professor of Business Administration at the Harvard Business School, the faculty chair of the Leadership Initiative and has chaired numerous HBS Executive Education programs. Ms. Hill is a member of the Board of Directors of State Street Corporation and Harvard Business Publishing. She is also a trustee of The Bridgespan Group and the Art Center College of Design. She is a Special Representative to the Bryn Mawr College Board of Trustees and is on the Advisory Board of the Aspen Institute Business and Society Program.

Director Qualifications: Ms. Hill has expertise in human resource management and organizational behavior including valuable knowledge of corporate governance, talent management, implementation of global strategies and innovation through her position as a Professor at the Harvard Business School and serving as a consultant for numerous Fortune 500 corporations and other organizations. Ms. Hill’s service as a director of Cooper Industries plc since 1994 benefits the process of integrating Cooper into Eaton.

Director since 2012 Age 56

Arthur E. Johnson

Retired Senior Vice President, Corporate Strategic Development, Lockheed Martin

Corporation

Arthur E. Johnson is the retired Senior Vice President, Corporate Strategic Development of Lockheed Martin Corporation, a manufacturer of advanced technology systems, products and services. Mr. Johnson was elected a Vice President of Lockheed Martin Corporation and named President of Lockheed Martin Federal Systems in 1996. He was named President and Chief Operating Officer of Lockheed Martin’s Information and Services Sector in 1997 and Senior Vice President, Corporate Strategic Development in 1999. In the past five years, Mr. Johnson was a director of IKON Office Solutions, Inc. He is currently lead director of AGL Resources, Inc., a director of Booz Allen Hamilton and an independent trustee of the Fixed Income and Asset Allocation Funds of Fidelity Investments.

Director Qualifications: Mr. Johnson’s role in strategic development with a leading company in the defense industry has given him an understanding of doing business with governments, strategic planning, regulatory compliance, and legislative and public policy matters. His knowledge of the global aerospace and defense industry are of particular benefit to our Board in connection with these businesses. Mr. Johnson’s service as lead director of a New York Stock Exchange listed company, as well as his service on other boards, provides Eaton with valuable corporate governance expertise, which is of particular benefit to Eaton in his role as Chair of the Governance Committee.

Director since 2009 Age 67

EATON 2014 Proxy Statement and Notice of Meeting	6

PROPOSAL 1:  ELECTION OF DIRECTORS — Our Nominees

Ned C. Lautenbach

Retired Partner, Clayton, Dubilier & Rice, Inc.

Ned C. Lautenbach is a retired Partner of Clayton, Dubilier & Rice, Inc., a private equity investment firm specializing in management buyouts. Before joining the firm in 1998, Mr. Lautenbach was associated with IBM from 1968 until his retirement in 1998. While at IBM, he held a number of executive positions including serving as a member of the IBM Corporate Executive Committee. He was also Senior Vice President and Group Executive of Worldwide Sales and Services. Mr. Lautenbach is currently chairman of the Independent Trustees of the Equity and High Income Funds of Fidelity Investments. He is also Chairman of the Board of Artis-Naples in Naples, Florida, a member of the Council on Foreign Relations and a member of the Florida Board of Governors, State University System. In the past five years, Mr. Lautenbach served as a member of the Florida Transportation Commission and as a director of Sony Corporation.

Director Qualifications: Mr. Lautenbach has extensive experience in executive, operational and oversight roles during his career. He has expertise in general management, corporate finance, sales and marketing, and corporate restructurings. All of these attributes are valuable to the Eaton Board of Directors in its role with management oversight. In addition, his role as chairman of independent trustees of prominent investment funds provides him with a unique perspective on governance issues of concern to shareholders. His broad background and experience are of particular benefit to Eaton in his role as Lead Director.

Director since 1997 Age 70

Deborah L. McCoy

Independent aviation safety consultant

Deborah L. McCoy is an independent aviation safety consultant. She retired from Continental Airlines, Inc. in 2005, where she had served as Senior Vice President, Flight Operations since 1999. During part of 2005, Ms. McCoy also briefly served as the Chief Executive Officer of DJ Air Group, a start-up commercial airline company.

Director Qualifications: Ms. McCoy has extensive experience in the commercial aerospace markets, and brings an understanding of aircraft design and performance, airline operations and the strategic issues and direction of the aerospace industry. In addition, Ms. McCoy has extensive experience in safety initiatives, Federal regulatory compliance, labor relations and talent management. All of these attributes are of benefit to Eaton’s Board in its oversight role across the enterprise.

Director since 2000 Age 59

Gregory R. Page

Executive Chairman, Cargill, Incorporated

Gregory R. Page is Executive Chairman of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, President and Chief Operating Officer in 2000 and became Chairman and Chief Executive Officer in 2007. He was named Executive Chairman of Cargill in 2013. Mr. Page is a director of Cargill, Incorporated, Carlson, Deere & Company, and a director and past non-executive Chair of the Board of Big Brothers Big Sisters of America. He is also President and a board member of the Northern Star Council of the Boy Scouts of America.

Director Qualifications: As Executive Chairman and former Chief Executive Officer of one of the largest global corporations, Mr. Page brings extensive leadership and global business experience, in-depth knowledge of commodity markets, and a thorough familiarity with the key operating processes of a major corporation, including financial systems and processes, global market dynamics and succession management. Mr. Page’s experience and expertise provide him valuable insight on financial, operational and strategic matters in his role as Chair of the Audit Committee.

Director since 2003 Age 62

EATON 2014 Proxy Statement and Notice of Meeting	7

PROPOSAL 1:  ELECTION OF DIRECTORS — Our Nominees

Gerald B. Smith

Chairman and Chief Executive Officer, Smith Graham & Co., and former lead independent director of Cooper Industries plc

Gerald B. Smith was a director of Cooper Industries plc from 2000 until 2012 and served as lead independent director of Cooper Industries plc since 2007. Mr. Smith joined the Board effective upon the close of the Cooper acquisition. He is Chairman and Chief Executive Officer of Smith Graham & Co., an investment management firm which he founded in 1990. Prior to launching Smith Graham, he served as Senior Vice President and Director of Fixed Income for Underwood Neuhaus & Company. He is a member of the Board of Trustees and chair of the Investment Oversight Committee for The Charles Schwab Family of Funds, and serves as a director of the New York Life Insurance Company. In the past five years, Mr. Smith was a director of ONEOK Inc. and ONEOK Partners MLP. He is a director of the Federal Reserve Bank of Dallas, Houston Branch, and serves as Chairman of the Texas Southern University Foundation.

Director Qualifications: Mr. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry including being founder, Chairman and CEO of Smith Graham & Company. In addition, Mr. Smith’s experience as a director of companies in the oil and gas and energy services businesses has provided him with valuable insight into markets in which Eaton also participates. Mr. Smith’s experience as lead independent director of Cooper Industries plc since 2007 benefits the process of integrating Cooper into Eaton.

Director since 2012 Age 63

How Nominees Are Chosen

Director Nomination Process

The Governance Committee of the Board, composed entirely of directors who meet the independence standards of the Board of Directors and the New York Stock Exchange, is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on our website at http://www.eaton.com/governance.

The Governance Committee will consider any director candidates recommended by our shareholders, consistent with the process used for all candidates. To learn how to submit a shareholder recommendation, see below under “Shareholder Recommendations of Director Candidates.”

The Governance Committee chair reviews all potential director candidates in consultation with the Chairman, typically with the assistance of a professional search firm retained by the Committee. The Committee decides whether to recommend one or more candidates to the Board of Directors for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the annual general meeting. Between annual general meetings, nominees may also be elected by the Board itself.

Director Qualifications and Board Diversity

In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Policies: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to our objectives, and a commitment to our corporate mission. In addition, the Governance Committee looks for individuals with specific qualifications so that the Board as a whole has diversity in experience, international perspective, background, expertise, skills, age, gender and ethnicity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

The Governance Committee is responsible for ensuring that director qualifications are met and Board balance and diversity objectives are considered during its review of director candidates. The Committee annually evaluates the extent to which these goals are satisfied as part of its yearly assessment of the skills and experience of each of the current directors using a director skills matrix and a director evaluation process. The director evaluation process includes self-evaluation, peer evaluation and input from the chairs of each Board committee. Upon completion of the skills matrix and the evaluation process, the Governance Committee identifies areas of director knowledge and experience that may benefit the Board in the future, and uses that information as part of the director search and nomination effort.

The Board of Directors Governance Policies are available on our website at http://www.eaton.com/governance.

EATON 2014 Proxy Statement and Notice of Meeting	8

PROPOSAL 1:  ELECTION OF DIRECTORS — How Nominees are Chosen

Shareholder Recommendations of Director Candidates

The Governance Committee will consider director candidates who are recommended to it in writing by any Eaton shareholder. In accordance with Eaton’s Articles of Association, any shareholder wishing to recommend an individual as a nominee for election at the 2015 annual general meeting of shareholders should send a signed letter of recommendation to the following address: Eaton Corporation plc, Attention: Company Secretary, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. Recommendation letters must be received no earlier than December 15, 2014 and no later than the close of business on January 14, 2015 and must include the reasons for the recommendation, the full name and address of each proposed nominee, and a brief biographical history setting forth past and present directorships, past and present positions held, occupations and civic activities. The recommendation letter should be accompanied by a written statement from the proposed nominee consenting to be nominated and, if nominated and elected, to serve as a director.

Any shareholder wishing to recommend an individual as a nominee for election as a director must also describe in writing any financial agreement, arrangement or understanding between the nominee and any party other than the Company relating to such nominee’s potential service as a director, any compensation or other payment received from any party other than the Company relating to such nominee’s potential service as a director, and details regarding such agreement, arrangement or understanding and its terms, or of any compensation received.

Director Independence

The Board of Directors Governance Policies provide that all of our non-employee directors should be independent. The listing standards of the New York Stock Exchange state that no director can qualify as independent unless the Board of Directors affirmatively determines that he or she has no material relationship with the Company. Additional, and more stringent, standards of independence are required of Audit Committee members. Our annual proxy statement discloses the Board’s determination as to the independence of the Audit Committee members and of all non-employee directors. For our current directors, we describe these determinations here.

As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined that certain categories of relationships between an outside director and the Company will be treated as immaterial for purposes of determining a director’s independence. These “categorical” standards are included in the Board of Directors’ independence criteria. The independence criteria for non-employee directors and members of the Audit Committee are available on our website at http://www.eaton.com/governance.

Because directors’ independence might be influenced by their use of Company aircraft and other Company-paid transportation, the Board has adopted a policy on this subject. This policy is included in the Board of Directors Independence Criteria, which is available on our website at http://www.eaton.com/governance.

In their review of director independence, the Board of Directors and its Governance Committee have considered the following circumstances:

■	Directors G. S. Barrett, T. M. Bluedorn, C. M. Connor and G. R. Page currently serve as officers, employees and directors of companies that have had purchases and/or sales of property or services with us during 2013. In each case, the amounts of the purchases and sales met the Board’s categorical standard for immateriality, that is, they were less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s company. Mr. Barrett is Chairman and Chief Executive Officer of Cardinal Health. Cardinal Health purchased approximately $204,000 worth of Eaton products during 2013. Mr. Bluedorn is Chairman and CEO of Lennox International Inc., which purchased approximately $254,000 worth of Eaton products during 2013. Mr. Connor is Chairman and CEO of The Sherwin-Williams Company, which purchased approximately $12,000 worth of Eaton products and sold approximately $541,000 worth of products to Eaton during 2013. Mr. Page is Executive Chairman of Cargill, Incorporated, which purchased approximately $408,000 worth of Eaton products and sold approximately $17,145,000 worth of products to Eaton during 2013. In addition, Cargill paid approximately $5,784,000 in royalty payments to the Company.
■	The use of our aircraft and other Company-paid transportation by all non-employee directors is consistent with the Board policy on that subject.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board of Directors), the Board has affirmatively determined that none of our non-employee directors has a material relationship with the Company other than in their capacities as directors, and that each of the following directors qualifies as independent under the Board’s independence criteria and the New York Stock Exchange standards: G. S. Barrett, T. M. Bluedorn, C. M. Connor, M. J. Critelli, C. E. Golden, L. A. Hill, A. E. Johnson, N. C. Lautenbach, D. L. McCoy, G. R. Page and G. B. Smith. All members of the Audit, Compensation and Organization, Finance and Governance Committees qualify as independent under the standards described above.

EATON 2014 Proxy Statement and Notice of Meeting	9

PROPOSAL 1:  ELECTION OF DIRECTORS — Director Independence

The Board has also affirmatively determined that each member of the Audit Committee, that is, G. S. Barrett, M. J. Critelli, C. E. Golden, A. E. Johnson, G. R. Page and G. B. Smith meets not only our Board’s independence criteria but the special independence standards required by the New York Stock Exchange and by the Sarbanes-Oxley Act of 2002 and the related rules adopted by the Securities and Exchange Commission as well.

Review of Related Person Transactions

Our Board of Directors has adopted a written policy to identify and evaluate “related person transactions,” that is, transactions between us and any of our executive officers, directors, director nominees, 5%-plus security holders or members of their “immediate families,” or organizations where they or their family members serve as officers or employees. The Board policy calls for the disinterested members of the Board’s Governance Committee to conduct an annual review of all such transactions. At the Committee’s direction, a survey is conducted annually of all transactions involving related persons, and the Committee reviews the results in January or February of each year. The Committee is responsible for determining whether any “related person transaction” (i) poses a significant risk of impairing, or appearing to impair, the judgment or objectivity of the individuals involved; (ii) poses a significant risk of impairing, or appearing to impair, the independence of an outside director or director nominee; or (iii) has terms that are less favorable to us than those generally available in the marketplace. Depending upon the Committee’s assessment of these risks, the Committee will respond appropriately. In addition, as required by the rules of the Securities and Exchange Commission, any transactions that are material to a related person are disclosed in our proxy statement.

In January 2014, the Governance Committee conducted an annual survey and found that since the beginning of 2013 the only related person transactions were those described on page 9 under the heading “Director Independence” and that none of our executive officers engaged in any such transactions. The Committee also concluded that none of the related person transactions posed risks to the Company in any of the areas described above.

Board Committees

The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance and Governance.

Audit Committee

Gregory R. Page (Chair) George S. Barrett Michael J. Critelli Charles E. Golden Arthur E. Johnson Gerald B. Smith Met 11 times in 2013	The functions of the Audit Committee include assisting the Board in overseeing:
	■ the integrity of our financial statements and its systems of internal accounting and financial controls; ■ the independence, qualifications and performance of our independent auditor;	■ the performance of our internal auditors; and ■ our compliance with legal and regulatory requirements.
The Committee also has sole authority to appoint, compensate and terminate the independent auditor, and pre-approves all auditing services and permitted non-audit services that the audit firm may perform for the Company. The Committee is also responsible for negotiating the audit fees. In order to ensure continuing auditor independence, the Committee periodically considers whether there should be a rotation of the independent audit firm. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Committee and its Chair are directly involved in the selection of the audit firm’s new lead engagement partner. Among its other responsibilities, the Committee meets regularly in separate Executive Sessions with our independent auditor and senior leaders of Eaton Corporation, including the Vice Chairman and Chief Financial and Planning Officer, Executive Vice President, General Counsel and Secretary, Senior Vice President-Internal Audit, and Senior Vice President-Global Ethics and Compliance; approves the Committee’s report to be included in our annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters.

Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission. In addition, Committee members are prohibited from serving on more than two other public company audit committees. The Board of Directors has determined that each member of the Audit Committee is financially literate, that C.E. Golden qualifies as an audit committee financial expert (as defined in Securities and Exchange Commission rules) and that all members of the Audit Committee have accounting or related financial management expertise.

EATON 2014 Proxy Statement and Notice of Meeting	10

PROPOSAL 1:  ELECTION OF DIRECTORS — Board Committees

Compensation and Organization Committee

Christopher M. Connor (Chair) Todd M. Bluedorn Linda A. Hill Ned C. Lautenbach Deborah L. McCoy Met 4 times in 2013	The functions of the Compensation and Organization Committee include:

■   reviewing proposed organization or responsibility changes at the senior officer level;

■   evaluating the performance of the Company’s Chairman and Eaton Corporation’s Chief Executive Officer with input from all non-employee directors;

■   reviewing the performance evaluations of the other senior officers;

■   reviewing succession planning for the

■   annually determining the aggregate amount of awards to be made under our short-term incentive compensation plans and adjusting those amounts as it deems appropriate within the terms of those plans;

■   annually determining the individual awards to be made to our senior officers under our short- and long-term incentive compensation plans;

Company’sChairman and Eaton Corporation’s Chief Executive Officer and for other key officer positions;

■   reviewing our practices for recruiting and developing a diverse talent pool;

■   determining the annual salaries and short- and long-term incentive opportunities for our senior officers;

■   establishing performance objectives under our short- and long-term incentive compensation plans and assessing performance against these objectives;

■   administering our stock plans;

■   reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive;

■   reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees; and

■   preparing an annual report for our proxy statement regarding executive compensation.

Additional information on the Committee’s processes and procedures is contained in the Compensation Discussion and Analysis portion of this proxy statement beginning on page 19.

Executive Committee

Alexander M. Cutler (Chair) Each non-employee director serves a 4-month term	The functions of the Executive Committee include:
	■ acting on matters requiring Board action during the intervals between Board meetings; and	■ carrying out any function of the Board except for filling Board or Committee vacancies.

Mr. Cutler is a member of the Committee for the full twelve-month term and serves as Committee Chair. Each of the non-employee directors serves a four-month term on this Committee.

Finance Committee

Charles E. Golden (Chair) George S. Barrett Todd M. Bluedorn Christopher M. Connor Gerald B. Smith Met 2 times in 2013	The functions of the Finance Committee include:

■   the periodic review of our financial condition and the recommendation of financial policies to the Board;

■   analyzing Company policy regarding its debt-to-equity relationship;

■   reviewing and making recommendations to the Board regarding our dividend policy;

■   meeting with and reviewing the performance of the management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and

■   reviewing the key assumptions used to calculate annual pension expense.

■ reviewing our cash flow, proposals for long- and short-term debt financing and the financial risk management program;

EATON 2014 Proxy Statement and Notice of Meeting	11

PROPOSAL 1:  ELECTION OF DIRECTORS — Board Committees

Governance Committee

Arthur E. Johnson (Chair) Michael J. Critelli Linda A. Hill Ned C. Lautenbach Deborah L. McCoy Gregory R. Page Met 3 times in 2013	The responsibilities of the Governance Committee include:

■   recommending to the Board improvements in our corporate governance processes and any changes in the Board Governance Policies;

■   advising the Board on changes in the size and composition of the Board;

■   making recommendations to the Board regarding the structure and responsibilities of Board committees;

■   annually submitting to the Board candidates for members and chairs of

■   reviewing and recommending to the Board the nomination of directors for re-election;

■   overseeing the orientation of new directors and the ongoing education of the Board;

■   recommending to the Board compensation of non-employee directors;

■   administering the Board’s policy on director retirements and resignations; and

■   establishing guidelines and procedures to be used by the directors to evaluate the Board’s performance.

each standing Board committee; ■ in consultation with the Chief Executive Officer of Eaton Corporation, identifying and recommending to the Board candidates for Board membership;

Other responsibilities include providing oversight on significant public policy issues with respect to our relationships with shareholders, employees, customers, competitors, suppliers and the communities in which we operate, including such areas as ethics, compliance, environmental, health and safety issues, community relations, government relations, charitable contributions and shareholder relations.

Committee Charters and Policies

The Board committee charters are available on our website at http://www.eaton.com/governance.

In addition to the Board of Directors Governance Policies, certain other policies relating to corporate governance matters are adopted from time to time by Board committees, or by the Board itself upon recommendation of the committees.

Board Meetings and Attendance

The Board of Directors held four meetings in 2013. Each of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served. The average rate of attendance for all directors was 96%.

Director Attendance at Annual General Shareholder Meetings — The policy of the Board of Directors is that all directors should attend annual general shareholder meetings. At the 2013 annual general meeting held April 24, 2013, all twelve members of the Board were in attendance.

Board Governance Policies

The Board revised the Board of Directors Governance Policies most recently in July 2013, as recommended by the Governance Committee of the Board. The revised Governance Policies are available on our website at http://www.eaton.com/governance.

Executive Sessions of the Non-employee Directors

The Board’s policy is that the non-employee directors, all of whom qualify as “independent” under the criteria of the Board of Directors and the New York Stock Exchange, meet in Executive Session at each regular Board meeting, without the Chairman or other members of management present, to discuss whatever topics they deem appropriate. As described more fully in “Leadership Structure” below, the Lead Director chairs these Executive Sessions.

At each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, the Committee members (all of whom qualify as independent) hold an Executive Session, without any members of our management present, to discuss whatever topics they deem appropriate.

EATON 2014 Proxy Statement and Notice of Meeting	12

PROPOSAL 1:  ELECTION OF DIRECTORS — Leadership Structure

Leadership Structure

Our governance structure follows a successful leadership model under which the Chief Executive Officer of Eaton Corporation also serves as Chairman of the Board of the Company. Recognizing that different leadership models may work well for other companies at different times depending upon individual circumstances, we believe that our Company has been well served by the combined Chief Executive Officer and Chairman leadership structure, and that this approach has continued to be highly effective with the addition of a Lead Director. We believe we have greatly benefited from having a Chairman who sets the tone and direction for the Company while also having the primary responsibility as Chief Executive Officer, for managing day-to-day operations of Eaton Corporation and its subsidiaries, and allowing the Board to carry out its strategic, governance, oversight and decision-making responsibilities with the equal involvement of each director.

Our Board is composed exclusively of independent directors, except for our Chairman. Of our eleven non-employee directors, four are currently serving or have served as a chief executive officer of a publicly-traded company. The Audit, Compensation and Organization, Finance and Governance Committees are all chaired by independent directors. Our Chairman has benefited from the extensive leadership experience represented on our Board of Directors.

The Board evaluates the leadership structure annually, and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. In its February 2014 annual evaluation, the Board concluded that the current leadership structure — under which the Chief Executive Officer of Eaton Corporation serves as Chairman of the Board of the Company, our Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — remains the optimal board leadership structure for our Company and our shareholders at the present time.

Lead Director

Ned C. Lautenbach, who has served on Eaton’s Board since 1997, was first elected Lead Director by our independent directors during 2010. The Lead Director has specific responsibilities, including chairing meetings of the Board at which the Chairman is not present (including Executive Sessions of the Board), approving the agenda and schedule for Board meetings on behalf of the independent directors, approving information sent to the Board, serving as liaison between the Chairman and the independent directors, and being available for consultation and direct communications with shareholders and other Company stakeholders. The Lead Director has the authority to call meetings of the independent directors, and to retain outside advisors who report directly to the Board of Directors. The Lead Director’s performance is assessed annually by the Board in a process led by the Chair of the Governance Committee, and the position of Lead Director is elected annually by our independent directors.

Oversight of Risk Management

Management continually monitors the material risks facing the Company, including strategic risk, financial risk, operational risk, and legal and compliance risk. The Board of Directors has chosen to retain overall responsibility for risk assessment and oversight at the Board level in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. The Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The Audit Committee considers risks related to internal controls, disclosure, financial reporting and legal and compliance matters. Among other processes, the Audit Committee meets regularly in closed-door sessions with our internal and external auditors and senior leaders of Eaton Corporation, including the senior members of the Finance function, the Executive Vice President, General Counsel and Secretary, and the Senior Vice President-Global Ethics and Compliance. As described more fully below in the section entitled “Relationship Between Compensation Plans and Risk,” the Compensation and Organization Committee reviews risks associated with the Company’s compensation programs to ensure that incentive compensation arrangements for senior executives do not encourage inappropriate risk taking. The Governance Committee considers risks related to corporate governance, such as director independence and related person transactions, and risks associated with the environment, health and safety.

EATON 2014 Proxy Statement and Notice of Meeting	13

PROPOSAL 1:  ELECTION OF DIRECTORS — Communicating with the Board

Communicating with the Board

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board, individual directors, or the non-employee directors as a group: Shareholders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Company Secretary

Eaton Corporation plc

Fitzwilliam Hall

Fitzwilliam Place

Dublin 2, Ireland

In general, the Company Secretary forwards all such communications to the Lead Director. The Lead Director in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board, the Chair of a particular Board committee or the non-employee directors as a group, the Company Secretary forwards those communications directly to those individuals.

However, the directors have requested that communications that do not directly relate to their duties and responsibilities as our directors be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Code of Ethics

We have a Code of Ethics that was approved by the Board of Directors. We provide training globally for all employees on our Code of Ethics. We require that all directors, officers and employees of the Company, our subsidiaries and affiliates, abide by our Code of Ethics, which is available on our website at http://www.eaton.com/governance. In addition, we will disclose on our website any waiver of or amendment to our Code of Ethics requiring disclosure under applicable rules.

EATON 2014 Proxy Statement and Notice of Meeting	14

Proposal 2:	Appointment of Independent Auditor and Authorization of Audit Committee to Set Auditor Remuneration

Shareholders are being asked to appoint our independent auditor and to authorize the Audit Committee of our Board of Directors to set the auditor’s remuneration. Appointment of the independent auditor and authorization of the Audit Committee to set its remuneration require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the annual general meeting in person or by proxy. The Audit Committee and the Board recommend that shareholders reappoint Ernst & Young LLP as our independent auditor to audit our accounts for the fiscal year ending December 31, 2014 and authorize the Audit Committee of the Board to set the auditor’s remuneration.

A representative of Ernst & Young LLP will be present at the annual general meeting to answer any questions concerning the independent auditor’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing: (1) the integrity of the Company’s consolidated financial statements and its systems of internal accounting and financial controls; (2) the independence, qualifications and performance of the Company’s independent auditor; (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other permitted non-audit services to be provided to the Company by the independent auditor. The Committee is comprised of six directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Board of Directors’ own independence criteria.

The Board of Directors amended the Committee’s charter most recently on October 23, 2013. A copy of the charter is available on the Company’s website at http://www.eaton.com/governance.

The Audit Committee has retained Ernst & Young LLP as Eaton’s independent auditor for 2014. Ernst & Young has been the independent auditor for the Company or its predecessor since 1923. The members of the Audit Committee and the Board believe that due to Ernst & Young’s deep knowledge of the Company and of the industries in which the Company operates it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young to serve as Eaton’s independent auditor.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management and independent auditor the Company’s 2013 audited consolidated financial statements and the assessment of the Company’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young the matters required to be discussed by applicable auditing standards.

The Committee has received the written disclosures from Ernst & Young regarding their independence from the Company that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young their independence and has considered whether their provision of non-audit services to the Company is compatible with their independence. Based upon the foregoing review and discussions, the Committee recommended to the Board that the financial statements be included in the Company’s Form 10-K and annual report to shareholders.

EATON 2014 Proxy Statement and Notice of Meeting	15

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO SET

AUDITOR REMUNERATION — Audit Committee Report

For 2013 and 2012, Ernst & Young’s fees to the Company and certain of its subsidiaries were as follows:

	2013	2012
Audit Fees	$27.1 million	$22.4 million
Includes Sarbanes-Oxley Section 404 attest services
Audit-Related Fees	0.4 million	2.0 million
Includes business acquisitions and divestitures
Tax Fees	5.5 million	7.0 million
Tax compliance services	1.8 million	1.7 million
Tax advisory services	3.7 million	5.3 million
All Other Fees	0	0

The Audit Committee approved all of the services shown in the above three categories in accordance with the Audit Committee’s pre-approval process. The Audit Committee did not approve any of the services shown in the above three categories through the use of the “de minimis” exception permitted by Securities and Exchange Commission rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditor: specific services are pre-approved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is made in writing and is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2013 be included in the Company’s annual report on Form 10-K, and the Board has approved their inclusion.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote FOR this proposal.

Gregory R. Page, Chair

George S. Barrett

Michael J. Critelli

Charles E. Golden

Arthur E. Johnson

Gerald B. Smith

EATON 2014 Proxy Statement and Notice of Meeting	16

Proposal 3: Advisory Approval of the Company‘s Executive Compensation

We are asking our shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. Although this is an advisory vote, and therefore not binding on our Board of Directors, the Board and the Compensation and Organization Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

This say-on-pay vote is required under U.S. law, and we also consider it to be a matter of good corporate governance. This vote takes place annually so that the next advisory vote to approve the Company’s executive compensation will occur at the 2015 annual general meeting of shareholders (unless the Board of Directors determines that it is in the best interests of our shareholders to hold these votes less frequently).

As we explain in the Compensation Discussion and Analysis that follows, our executive compensation programs are designed to attract, motivate, reward and retain our Named Executive Officers, who are critical to the success of our Company. Our programs reward our Named Executive Officers for achieving specific annual, long-term and strategic goals, and also for increasing shareholder value.

On average, 86% of our Named Executive Officers’ compensation is performance-based. Our plans deliver awards below target, or none at all, when Company performance does not meet threshold levels. Our executive incentive programs are intended to deliver target awards when our performance aligns with our Peer Group median performance, and awards exceeding 150% of target when our performance is at or above the top quartile of our Peer Group. Other features of these programs include:

■	share ownership requirements ranging from one time base salary for our general managers to six times base salary for the Company’s Chairman and CEO of Eaton Corporation;
■	incentive plan payout caps designed to prevent unintended windfalls;
■	a compensation clawback policy that allows us to recover incentive compensation in case of employee misconduct that causes the need for a material restatement of financial results; and
■	no employment contracts with any of our salaried U.S. employees, including the Named Executive Officers.

The Compensation and Organization Committee continually reviews the compensation programs for Named Executive Officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. All Committee members are independent directors committed to applying sound governance practices to compensation decisions. We strongly encourage you to review the Compensation Discussion and Analysis that follows for information about the extensive processes the Committee follows, and the factors it considers, when establishing performance and pay targets and approving actual payments from our short- and long-term performance based incentive plans. The Committee’s process includes reviewing a variety of reports and analyses such as market survey data, compensation Tally Sheets, information about compensation at peer companies, shareholder feedback, and reports from proxy advisory firms. The Compensation Discussion and Analysis also describes the structure of our compensation programs and the 2013 compensation of our Named Executive Officers.

We believe that our executive compensation design and strategy is a critical factor in motivating our executives to seek innovative solutions that contribute to the Company’s continued success. We are therefore asking shareholders to approve the following advisory resolution at the 2014 annual general meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 annual general meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”	The Board of Directors unanimously recommends a vote FOR approval of this resolution.

EATON 2014 Proxy Statement and Notice of Meeting	17

Executive Compensation Table of Contents

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary	19
Pay for Performance Culture	19
Summary of 2013 Performance-Based Incentive Plan Payouts	20
Compensation of the Company’s Chairman and Chief Executive Officer of Eaton Corporation and Cumulative Shareholder Returns	21
Review of 2013 Advisory Vote on Executive Compensation	21
Adjustments to Programs and Practices in 2014	21
Executive Compensation Philosophy	22
Role of the Compensation and Organization Committee	22
Membership and Responsibilities	22
Use of Consultants	22
How We Establish and Validate Pay	23
Total Compensation Analysis and Planning Process (October-February)	23
Evaluating Pay and Performance (July)	24
Components of Compensation	26
Base Salary	26
Short-Term Performance-Based Compensation	26
Long-Term Performance-Based Compensation	27
2013 Compensation	29
Base Salary	29
Short-Term Incentive	29
Long-Term Incentive	30
Realized 2013 Pay and Our Performance	31
Other Compensation	32
Health and Welfare Benefits and Retirement Income Plans	32
Other Retirement and Compensation Arrangements	33
Deferral Plans	33
Personal Benefits	33
Employment Contracts and Change of Control Agreements	33
Limited Tax Protection	34
Use of Our Aircraft	34
Other Executive Compensation Policies and Guidelines	34
Share Ownership Guidelines	34
Anti-Hedging and Pledging	34
Clawback Policy	34
Tax and Accounting Considerations	35
Relationship Between Compensation Plans and Risk	35
Compensation and Organization Committee Report	36
COMPENSATION TABLES	37

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Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (CD&A), we discuss our pay for performance philosophy, our pay-setting process, the components of our executive compensation program, and the compensation of our Named Executive Officers for 2013. We also explain our performance metrics in detail and review our executive compensation policies.

Please note that the use of “we,” “us” or “our” throughout this CD&A refers to the Company, its subsidiaries or its management. Also, all share amounts and per-share prices for awards and objectives established before February 28, 2011 have been adjusted to reflect the Company’s two-for-one stock split that occurred on that date.

Executive Summary

This section provides a summary of the performance metrics and actual results for the incentive plans in which our Named Executive Officers and other executives participate for the year ending December 31, 2013. For 2013, our Named Executive Officers are:

■	Alexander M. Cutler, Chairman of the Company and Chief Executive Officer and President of Eaton Corporation
■	Richard H. Fearon, Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation
■	Craig Arnold, Vice Chairman and Chief Operating Officer–Industrial Sector of Eaton Corporation
■	Thomas S. Gross, Vice Chairman and Chief Operating Officer–Electrical Sector of Eaton Corporation
■	Mark M. McGuire, Executive Vice President, General Counsel and Secretary of Eaton Corporation

Pay for Performance Culture

Our executive compensation programs reflect the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. Our executive incentive compensation programs are intended to deliver target awards when our performance aligns with the peer group median performance and awards that exceed 150% of target when our performance is at or above the top quartile of the peer group.

On a target basis, nearly 75% of our executives’ compensation is made up of long-term components, including our four-year, performance-based Executive Strategic Incentive Plan (“ESIP”) and our equity grants. The primary pay components we provide our executives, and the mix of those components, are shown below. We do not consider certain items that are reported in the Summary Compensation Table (such as changes in pension values, above-market earnings on nonqualified deferred compensation, or items categorized as “other” compensation), as primary pay components because they do not factor into the Committee’s annual compensation decisions. However, the Committee does assess these items during its Tally Sheet review process.

Mr. Cutler’s pay mix at target is illustrated below as a proxy for our other executives.

*    Short-term Incentive tied to Earnings Per Share (EPS) and Cash Flow Return on Gross Capital (CFR) metrics

**  Long-term Incentives tied to 4-year CFR and EPS growth metrics and Total Return to Shareholders

EATON 2014 Proxy Statement and Notice of Meeting	19

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. Some features include:

■	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements such as cash and equity, and delivers rewards based on sustained performance over time;
■	A cap on potential payouts under our short- and long-term incentive plans;
■	Shareholder-approved short-term and long-term incentive plans;
■	A clawback policy;
■	A policy that prohibits hedging or pledging of our shares;
■	Share ownership guidelines;
■	Double-trigger change of control agreements and no gross-up in any new agreements; and
■	No employment contracts.

Summary of 2013 Performance-Based Incentive Plan Payouts

Our short-term, performance-based Executive Incentive Compensation Plan (“EIC”) paid out at 97% of target. Payouts under this plan are tied to Operating Earnings Per Share (EPS) (which exclude acquisition integration charges) and Cash Flow Return on Gross Capital (CFR). For 2013, the Target EPS and CFR objectives were $4.20 and 17.1%, respectively. Actual EPS and CFR were $4.13 and 17%.

Our long-term, performance-based Executive Strategic Incentive Plan (“ESIP”) achieved the maximum payout (200% above target) for the 2010-2013 award period. To generate a payment at this level, our actual EPS compound growth rate over the four-year award period had to exceed an aggressive 30% objective, and our actual CFR had to average over 15.1%. Because our long-term cash incentives take the form of phantom share units, the appreciation in Eaton’s share price over the four-year period added to the value that our executives realized from these awards, consistent with our policy of aligning their interests with those of Eaton shareholders.

Over the four-year period, we achieved:

■	EPS Growth – actual result was $14.65, compared to a target of $8.34 (20% growth) and maximum of $10.42 (30% growth).
■	CFR goals – actual result was 20.5% compared to a target of 13.2% and maximum at 15.1%.
■	Total Return to Shareholders – Total return to shareholders was 168% over the four-year period and our share price increased 123% over this time period.

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COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

Compensation of the Company’s Chairman and Chief Executive Officer of Eaton Corporation and Cumulative Shareholder Returns

The following chart illustrates Mr. Cutler’s compensation and cumulative return to shareholders over his tenure as the Company’s Chairman and Chief Executive Officer of Eaton Corporation. The table clearly illustrates the correlation between pay and the performance we are delivering to our shareholders.

CUMULATIVE SHAREHOLDER RETURNS vs. TOTAL DIRECT COMPENSATION
Cumulative Shareholder Returns

2000–2013

Compound Annual

Growth Rate

■     Eaton: 15.5%

■     Peer Group*: 12.4%

■     S&P 500: 4.6%

*    Peer Group represents an equal weighted index of ABB, Ltd., Danaher Corporation, Dover Corporation, Emerson Electric Co., Honeywell International, Inc., Illinois Tool Works, Inc., Ingersoll-Rand, plc, Legrand, Parker Hannifin Corporation, Rockwell Automation, Schneider Electric, Siemens AG, and United Technologies Corporation.

**  Total direct compensation is the sum of the annual base salary, short-term incentive award earned in each respective year, long-term cash incentive award earned for the award period ending in each respective year, and grant date value of stock and option awards granted in each respective year. There was no payment under the long-term ESIP plan in 2012.

Total Direct Compensation**

Review of 2013 Advisory Vote on Executive Compensation

The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2013, our shareholders approved our executives’ compensation by a vote of 92%. Although we received a majority of shareholder support for this proposal, the Committee recognizes that the excise tax payments that were reported in 2013 impacted the advisory vote. The excise tax was imposed in connection with the Cooper acquisition and related domicile of Eaton Corporation plc in Ireland, and will not repeat for the Named Executive Officers. After carefully considering these voting results, along with a variety of other information as discussed in this Compensation Discussion and Analysis, the Committee decided not to make any fundamental changes to the structure of our executive compensation plans and programs or to our pay-for-performance philosophy for 2014. The Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results.

Adjustments to Programs and Practices in 2014

Anti-pledging — In February 2014 our Insider Trading Policy was amended to prohibit directors and officers from pledging our shares as collateral for loans.

Holding Requirement — Executives are expected to hold shares acquired through the exercise of stock options or vesting of RSUs or restricted share awards (RSAs) until they meet our ownership guidelines, which are discussed on page 34.

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COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect company performance as well as the responsibilities and personal performance of individual executives.

Role of the Compensation and Organization Committee

Membership and Responsibilities

The Compensation and Organization Committee of the Board of Directors consists of five independent non-employee directors and is supported by our human resources department. As discussed below, the Committee may also retain one or more independent compensation consultants to assist it.

The Committee is responsible for handling a variety of organizational and compensation matters pertaining to Eaton’s leadership, including those shown in the table below.

Compensation-related Tasks	Organizational Tasks

■      Reviews, approves, and administers all of our executive compensation plans, including our stock plans;

■      Establishing performance objectives under our short- and long-term incentive compensation plans;

■      Determines the attainment of those performance objectives and the awards to be made to our senior officers under our short- and long-term incentive compensation plans;

■      Determines the compensation for our senior officers, including salary and short- and long-term incentive opportunities;

■      Reviews compensation practices relating to key employees to confirm that these practices remain equitable and competitive;

■      Reviews new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees;

■      Evaluates the performance of the Company’s Chairman and CEO of Eaton Corporation, with input from all non-employee directors;

■      Reviews the performance evaluations of the other senior officers;

■      Reviews succession planning for officer positions including the position of the Company’s Chairman and CEO of Eaton Corporation,

■      Reviews proposed organization or responsibility changes at the senior officer level; and

■      Reviews our practices for the recruitment and development of a diverse talent pool.

The Committee’s charter and key responsibilities are available on our website at http://www.eaton.com/governance.

Use of Consultants

The Committee retains an independent executive compensation consultant to support its oversight and management of our executive compensation programs. The consultant’s duties include helping the Committee validate our executive compensation plans and programs through periodic comprehensive studies. In 2013, the Committee retained Peter Egan, a senior consultant with Aon Hewitt, as its primary advisor. Mr. Egan performed a variety of work for the Committee, including providing independent feedback on our analytical work, and assisting the Committee in its review and discussion of material agenda items and its decision-making about our executive compensation programs and individual compensation opportunities. Mr. Egan has informed the Committee that he intends to retire in 2014. The Committee began a search in 2013 and expects to engage a new independent consultant in the first quarter of 2014.

In 2013, the Committee also selected and retained Dr. David Hofrichter, an independent consultant from Aon Hewitt, to coordinate and support the annual performance appraisal for the Company’s Chairman and Chief Executive Officer of Eaton Corporation. The Committee used this appraisal as one of several factors in determining Mr. Cutler’s payout under our short-term incentive plan for 2013, and also considered it in determining whether to adjust Mr. Cutler’s base salary or his short- and long-term incentive targets for 2014.

The Committee’s written policies require the Company to obtain its review and approval before awarding any material consulting assignment to a firm that the Committee has already engaged. This policy ensures that the Committee’s consultants are well positioned to provide independent and impartial advice on executive compensation and governance matters. In 2013, Aon Hewitt provided consulting services only to the Committee and its total consulting fees did not exceed $125,000.

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COMPENSATION DISCUSSION AND ANALYSIS — How We Establish and Validate Pay

How We Establish and Validate Pay

This section explains the Committee’s process for establishing and validating our pay targets. As shown in the table and described in detail below, this process involves several important analyses:

Analysis	Data Source	Purpose	How It’s Used	When It’s Conducted
Market Analysis	Aon Hewitt Associates and Towers Watson Executive Compensation databases	Setting pay for our executives	Setting base pay and short- and long-term incentive targets for the next year/award cycle	October — February
Performance Assessments	Executive feedback	Evaluating individual performance	Determining the short-term incentive award payments for the award period that recently ended and in determining merit increases and adjusting individual award opportunities for the next award cycle	November — January
Tally Sheets	Internal compensation and benefits data	Evaluating total remuneration and internal pay equity of our executives	Evaluating the total remuneration and projected payments to the Named Executive Officers under various termination scenarios. This helps to determine if each executive’s compensation package is appropriately aligned with that of internal peers and whether any adjustments to our compensation plans or programs, or an individual’s pay package, is necessary	February
Peer Pay and Performance Analysis	Peer Group publicly- available financial and compensation information as reported by the companies that we have identified as Peers for strategic planning purposes	Evaluating pay and performance to validate individual compensation plans that were established in February	Comparing multiple pay and performance results with that of the Peer Group over one-, three- and five-year time periods using a wide range of performance metrics to determine the efficacy of the “Total Compensation Analysis and Planning Process”	July
Peer Pay Targeting and Performance Hurdle Analysis	Peer Group publicly- available financial and compensation information as reported by the companies that we have identified as Peers for strategic planning purposes	Evaluating whether we are setting appropriate performance hurdles	Providing insight into how each of our peers and their peers establish their pay for performance profile and whether we are setting appropriately high performance hurdles in our incentive plans; also used to guide future performance target setting to achieve our strategic objectives	July

Total Compensation Analysis and Planning Process (October–February)

We target total compensation to be within the median range of compensation paid by similarly-sized industrial companies. We continuously monitor and assess the competitive retention and recruiting pressures in the industries and markets where we compete for executive talent. As a result, the Committee has periodically exercised its judgment to set target compensation levels of certain executives above the market median to foster retention.

Several different analyses play a role in the Committee’s Total Compensation Analysis and Annual Planning Process:

Market analysis — From October through December of each year, our human resources department conducts a market analysis in which we first align our executives’ positions with comparable positions as reported in surveys published by two national consulting firms, Aon Hewitt and Towers Watson. We then prepare a comprehensive report for the Committee that compares each component of our executives’ compensation to the average of the surveys’ median data for that component. This helps the Committee determine how each executive officer’s compensation compares to current market practices.

In preparing our comparison for 2013, we used the survey results for “industrial” companies (as categorized by the survey vendors), whether publicly or privately held, with revenues between $10 billion and $50 billion. Our revenues fall at approximately the median revenue level of this group, which contains about 100 to 120 companies. The companies participating in each survey vary.

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COMPENSATION DISCUSSION AND ANALYSIS — How We Establish and Validate Pay

Analysis of internal pay equity and our current pay levels — Internal equity among similarly situated positions is an important consideration in establishing individual pay targets. We maintain internal equity by establishing approximately the same target incentive opportunities for similarly situated positions. When determining what positions are similarly-situated, we consider the following aspects of each position: its essential functions, the ability of the position holder to influence our overall results, any educational requirements, where the position stands in our leadership ranks, and job demands such as frequent travel and the responsibility to respond to business matters at any time and under any circumstances.

Tally Sheets — In addition to the market analysis, each February we provide the Committee with a comprehensive compensation Tally Sheet for each Named Executive Officer. These Tally Sheets help the Committee evaluate total remuneration and internal pay equity, and the Committee reviews them before making decisions about the compensation of the Named Executive Officers for the next year. Each Tally Sheet includes all components of the executive’s current compensation, including: base salary, short-term incentive compensation, long-term cash incentive compensation, equity incentive compensation, retirement savings programs, health and welfare programs, and the cost of personal executive benefits. The Committee also reviews potential payments under various termination scenarios.

Performance assessments — Assessments of executive performance are another key part of the Committee’s Total Compensation Analysis and Planning Process. Mr. Cutler meets individually with his direct reports, including the Named Executive Officers, to discuss the performance assessments for their respective direct reports and to formulate initial recommendations for an appropriate total compensation plan for each executive. No member of management, including Mr. Cutler, makes recommendations regarding his or her own pay. The Committee meets with its independent consultant in Executive Session (with no members of management in attendance) to review Mr. Cutler’s performance assessment and the comprehensive market data for his position, as well as his Tally Sheet to establish a total compensation plan for him.

Evaluating Pay and Performance (July)

In July of each year, the Committee evaluates pay and performance to validate the individual compensation opportunities that were established in February, and also considers whether we are setting appropriate performance hurdles. This process involves, in part, collecting and reviewing peer group information and analyzing it as described below.

Peer group selection — We have identified a group of publicly-held companies as our peers for purposes of evaluating our compensation programs. This is the same peer group used by our Board of Directors in the beginning of 2013 in reviewing our Strategic Plan and Annual Profit Plan, which are the basis for setting our short- and long-term incentive plan performance goals. We rank at approximately the median of this peer group in terms of revenue. The Peer Group includes:

ABB Ltd.	Ingersoll-Rand plc
Danaher Corporation	Parker Hannifin Corporation
Dover Corporation	Siemens AG
Emerson Electric Co.	SPX Corporation
General Electric Company	Textron, Inc.
Honeywell International, Inc.	3M Company
Illinois Tool Works, Inc.	United Technologies Corporation

In July of 2013, the Board of Directors approved changes to the peer group. In making these changes, the Board of Directors considered, among other factors: market cap, revenue, research and development intensity, and overlap with Eaton’s product portfolio and industry. The revised peer group excludes General Electric, SPX Corporation, 3M Company and Textron Inc., and includes Legrand, Rockwell Automation and Schneider Electric.

We do not use the pay reported by these companies to establish individual compensation opportunities, but each July we do share with the Committee these companies’ publicly-reported financial and compensation data to help the Committee retrospectively validate our pay for performance profile, as described below.

Peer pay and performance analysis — We provide the Committee with an analysis that includes the compensation reported by each peer group company in its annual proxy statement for positions that are equivalent to positions held by our Named Executive Officers. This analysis also compares our performance with that of the peer group over one-,

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COMPENSATION DISCUSSION AND ANALYSIS — How We Establish and Validate Pay

three- and five-year time periods using a wide range of financial metrics. The Committee uses this analysis in reviewing and establishing our stretch short- and long-term incentive plan goals, and in answering two primary questions:

1.	Are our compensation targets appropriate relative to that of the peer group?

In 2013, this review of peer proxy data confirmed that Eaton’s cash compensation opportunities were aligned with our peer group. The Committee also affirmed that it would continue to use the data reported in the two previously mentioned compensation surveys as the basis for setting individual compensation opportunities, but would use the peer proxy data as a secondary data point if an executive’s compensation was well-below or above the survey comparator group median.

2.	Are we paying our executives appropriately in light of the performance we are delivering?

In 2013, after reviewing the peer analysis, the Committee concluded that 2012 pay was appropriate given that we are consistently outperforming the peer group with regard to total shareholder return over one-, three- and five-year periods.

Peer pay targeting and performance hurdle analysis — This study is intended to provide the Committee with insight into how each peer group company establishes its “pay for performance” profile, including setting pay targets and performance metrics relative to its own peer group. This analysis is based upon publicly available information and sell-side analysts’ reports, and attempts to estimate the industry EPS expectations for the peer companies as reported by the market analysts who follow them. This analysis is intended to answer:

Are we well positioned among our peer group with regard to revenue, EPS, and pay compared to how our peers are positioned relative to their peers?

After reviewing the peer pay targeting and performance hurdle analysis, the Committee concluded that we are well positioned among our peer group in terms of pay and performance, even though 2012 actual compensation was below that of our peers because there was no long-term cash incentive payment under the ESIP plan for 2012.

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COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation

Components of Compensation

In this section we describe the main components of our compensation, including the metrics we use for our performance-based incentives.

OVERVIEW OF OUR PRIMARY COMPENSATION COMPONENTS

Component	Description	Form/Timing of Payout
Base salary	Levels reflect job responsibilities and market competition	Paid in cash throughout the year
Short-term incentive

Senior EIC Plan – Cash incentive tied to the following performance metrics:

■    Net income

■    The Committee may exercise its discretion to reduce the awards generated by this Net Income Pool. In making that determination, it considers factors such as individual performance and financial results relative to the goals that were set for our EIC Plan.

Meets the requirements of 162(m) of the Internal Revenue Code

Paid in cash after the year has ended and performance has been measured Executives can choose to defer payments under our Deferred Incentive Compensation Plan II

EIC Plan – Cash incentive tied to the following performance metrics:

■    Earnings per share (EPS)

■    Cash flow return on gross capital (CFR)

Payouts depend on achievement of company, business unit and individual performance goals

Paid in cash after the year has ended and performance has been measured Executives can choose to defer payments under our Deferred Incentive Compensation Plan II
Long-term incentives

Tied to the following performance metrics:

■    Compound growth rate in operating EPS over a 4-year period

■    Average annual CFR over a 4-year period

Awarded in the form of phantom share units; therefore,

value realization depends on our stock performance

Meets the requirements of 162(m) of the Internal Revenue Code

Paid in cash after the 4-year cycle has ended and performance has been measured Executives can choose to defer payments under our Incentive Compensation Deferral Plan II
50% Cash Incentive (ESIP)
50% Equity — 25% RSUs — 25% stock options	RSUs and stock options Retention RSAs Value realization depends on our stock performance	Vest over 3 years Vest over 4 years

Base Salary

We pay a competitive base salary to our executive officers in recognition of their job responsibilities. In general, the Committee sets base salaries at approximately the market median as described under “Total Compensation Analysis and Planning Process,” above. On occasion, the Committee may set an executive’s base salary above the reported market median to foster retention and/or recognize superior performance. Executives must demonstrate consistently effective individual performance in order to be eligible for a base salary increase. In making salary adjustments, the Committee considers the executive’s base salary and total compensation relative to the market median and other factors such as: individual performance against business plans, initiative, leadership, experience, knowledge, and success in building organizational capability.

Short-Term Performance-Based Compensation

We establish a competitive annual cash incentive opportunity for our executives who participate in either our Senior EIC Plan or our EIC Plan. The Committee determines target opportunities for each executive in February during its Total Compensation Analysis and Planning Process. As we previously discussed, the average of the median short-term incentive values as reported in two compensation surveys is used as the basis for determining our executives’ targets.

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COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation

Metrics, goals and results — In February of each year the Committee establishes the Senior EIC pool, expressed as a percentage of net income. In addition, the Committee considers, among other metrics, EPS growth rate guidance for us and our peers as a key starting point for setting aggressive performance hurdles for our short- and long-term performance-based pay plans. The objectives for our short-term EIC plan have historically been tied to EPS and CFR metrics. The EPS metric measures earnings growth, while the CFR objective is an internal measure of return on capital.

For 2013, the Committee established EPS and CFR goals based on its review of market analyses, our annual profit plan as approved by the Board of Directors, external research reports, and analyses of peer group data. The Committee believes that the target levels established at the beginning of 2013 for the EPS and CFR goals, as shown below, were demanding but attainable.

The table below shows the 2013 goals and our actual results for the year.

2013 EXECUTIVE INCENTIVE COMPENSATION PLAN GOALS AND RESULTS

The maximum award opportunity that can be generated by the attainment of EPS and CFR objectives is capped at 200% of target.

Each Named Executive Officer’s short-term incentive award is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Performance-Based Compensation

We provide long-term incentive compensation to our executive officers in two components that are generally weighted as follows: 50% in equity awards and 50% in a four-year performance-based cash incentive compensation opportunity (ESIP). We believe that this “portfolio approach” to structuring long-term incentives provides an appropriate balance that focuses executives on both an external measure of our success (via equity awards) and on internal performance metrics (via the four-year ESIP). In limited circumstances, the Committee also provides RSAs to foster retention. The Committee’s independent compensation consultant has confirmed that this approach is appropriate to delivering long-term compensation and consistent with market practices.

The Committee establishes a long-term incentive target opportunity for each executive that is intended to align with the market median values reported in the two surveys we use to establish individual compensation plans.

Cash Component of Long-Term Compensation — Each year the Committee creates a new long-term cash incentive opportunity under our Executive Strategic Incentive Plan (ESIP) and establishes objectives for the four-year award period, which have historically been tied to our success in achieving aggressive four-year CFR and EPS goals, with each goal weighted equally. Each four-year ESIP period has its own aggressive CFR and EPS growth objectives. The four-year CFR objective focuses management on driving attractive returns on the capital we employ, while the four-year EPS goal

HOW OUR SHORT AND LONG-TERM METRICS DIFFER

We and the Committee believe that Earnings Per Share and Cash Flow Return on Gross Capital are appropriate metrics to use in our short-term and long-term incentive plans because of the impact these items have on creating shareholder value.

Although we use an earnings per share (EPS) metric in both our short- and long-term incentive plans, the two metrics are different:

•  The short-term EIC plan metric is tied to annual EPS. A goal is set in February of each year based on items such as EPS growth rate guidance for the year, market analyses, and our annual profit plan.

•  The long-term ESIP metric, on the other hand, is tied to EPS growth over a four-year period. A four-year goal is set based on the Board’s review of our Strategic Plan and the long-term, five-year financial goals that we share with investors.

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COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation

focuses management on driving growth throughout the four-year cycle. The Committee uses a comprehensive report that analyzes publicly available Peer Group financial data to establish the CFR and EPS objectives. Our Board also uses this report in reviewing our Strategic and Profit Plans. The report includes:

■	A comparison of our past performance across a range of performance metrics, compared to those same metrics as reported for our Peer Group;
■	Our estimated financial results and those for each peer group company as projected by sell-side analysts who follow these companies; and
■	A review of our strategic objectives and annual business plans for the four-year performance period.

The Committee sets performance hurdles for each four-year award period so that our executives would receive payment of approximately 100% of the target incentive opportunity if our performance over the four-year period is at or above the projected median of performance in our peer group, and payment at or above 150% of the target incentive opportunity if our performance over the four-year period is at or above the projected top 25th percentile of performance in our Peer Group. We cap CFR and EPS growth goals under ESIP at 200% of target. This cap is consistent with the maximum incentive opportunity as reported by the companies that respond to the compensation surveys to which we subscribe, and is also prevalent among our peer group companies.

For the 2010-2013 performance period, the Committee set aggressive ESIP threshold, target, and maximum goals. The table below shows these goals as well as our actual results for this period.

2010-2013 LONG-TERM EXECUTIVE STRATEGIC INCENTIVE PLAN GOALS AND RESULTS

Because our 2010-2013 ESIP awards were made in the form of phantom share units, share price appreciation also influenced the total payout under ESIP. Our 20-day average share price was $32.51 at the beginning of the award period and increased 123% over the four-year period to a period-ending 20-day average share price of $73.46.

Each Named Executive Officer’s earned ESIP award is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Equity Component of Long-Term Compensation — The Named Executive Officers receive the equity component of their long-term incentive opportunity in both RSUs and stock options. The Committee considers alignment with the external market median and individual performance and potential when making equity grants. We typically grant equity awards in February; however, in 2013, the Named Executive Officers received their equity grants in July so the awards would not be subject to the excise tax imposed by Section 4985 of the Internal Revenue Code. This excise tax was imposed on certain stock-based compensation held at any time during the six months before and six months after the closing of the transaction to acquire Cooper Industries, which occurred in November 2012.

The Committee has the authority to fix the date and all terms and conditions of equity grants to executive officers and other employees under our various stock plans, all of which have been approved by our shareholders. Our equity program adheres to the following best practices:

■	Stock options and RSUs generally vest over, or upon the conclusion of, at least a three-year period. The vesting of RSUs and stock options is contingent upon continued service with us over the vesting period.
■	The aggregate number of shares or share units underlying options or related to other awards that may be granted to any employee during any three consecutive calendar year period may not exceed 1,200,000.

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COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation

■	No more than 5% of the total number of shares authorized for delivery under the Plan may vest within less than one year after the grant date (except for awards granted to non-employee directors in the event of a change of control of the Company or divestment of a business, or upon an employee’s death, disability, or retirement).
■	We set the strike price for all of our stock options at the fair market value of our shares on the date of the grant. Our current shareholder-approved stock plans define “fair market value” as the “closing price” as quoted on the New York Stock Exchange (NYSE) on the date of the grant.

2013 Compensation

Base Salary

During the 2013 Total Compensation Analysis and Planning Process, the Committee reviewed each executive’s base salary relative to the market data from the two surveys described under “Total Compensation Analysis and Planning Process,” as well as the executive’s individual performance over the prior year. After discussing these items, the Committee determined it was appropriate to deliver merit increases to the Named Executive Officers other than Mr. Cutler, as shown in the following table. The Committee did not adjust Mr. Cutler’s base salary because it found it to be appropriately aligned with the survey median.

Executive	Increase %	2013 Base Salary
A. M. Cutler	0.00%	$1,200,000
R. H. Fearon	5.00%	$745,920
C. Arnold	4.00%	$740,750
T. S. Gross	7.00%	$746,068
M. M. McGuire	3.00%	$550,453

Short-Term Incentive

All of our Named Executive Officers participate in the Senior EIC Plan. In February 2013, the Committee established a bonus pool under the Senior EIC Plan equal to 2% of our Annual Net Income. The Committee then assigned a percentage of this pool to each participant, thus setting the maximum amount that the participant could receive under the Plan for 2013. For the Named Executive Officers, these percentages ranged from 8% to 20% of the Annual Net Income Incentive Pool. No participant may be assigned a percentage share of the pool that is worth more than $7,500,000. The Committee also established an individual target award opportunity for each executive that reflects the median annual incentive opportunity reported in the compensation surveys that are used to establish individual compensation targets.

To determine actual payouts the Committee considers the initial incentive payout for each participant in the Senior EIC Plan that is formula-driven and based on his or her share of the Net Income Pool. However, the Committee may then exercise its discretion to reduce the size of this initial payout. For this purpose, the Committee considered the EIC Plan EPS and CFR objectives and results as one factor in making actual award determinations for our Named Executive Officers. It also considered each participant’s performance against his or her individual and/or business unit goals. These individual goals fell into the following categories, among others:

■	Financial Goals: Achieving the Company’s annual financial plan, as well as the annual financial plan for the executive’s business unit.
■	Growth Goals: Building our brand; outgrowing the markets in which we operate; introducing new products and services.
■	Operational Excellence: Workplace safety and emissions reduction; advancements in quality; supply chain improvement; operational efficiency/productivity.
■	Building Organizational Capacity: Reinforcing our ethical standards; attracting and developing talent; promoting our wellness initiatives; promoting a learning culture.
■	Acquisition Integration Goals: Successfully integrating recent acquisitions.

Although the Committee may use these individual performance goals as one factor in making its determinations, they are not the Committee’s sole basis for deciding on incentive award amounts. Ultimately, the Committee applies its own business judgment to assess actual performance and to determine the incentive payouts, if any, for the participants in the Senior EIC and EIC Plans.

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COMPENSATION DISCUSSION AND ANALYSIS — 2013 Compensation

The following table illustrates each Named Executive Officer’s 2013 target and maximum award opportunity, and his actual Senior EIC Plan award relative to that opportunity:

Executive	Target Award Opportunity as % of Base Salary	Target Award Opportunity $	Maximum Award Opportunity Based On Net Income Pool Allocation	Actual Award	Actual Award as % of Target Award Opportunity
A. M. Cutler	140%	$1,680,000	$7,444,000	$1,874,040	111%
R. H. Fearon	100%	$745,920	$3,722,000	$795,898	107%
C. Arnold	100%	$740,750	$3,722,000	$790,382	107%
T. S. Gross	100%	$746,068	$3,722,000	$796,056	107%
M. M. McGuire	72%	$396,326	$3,722,000	$384,437	97%

Long-Term Incentive

Payout of 2010-2013 ESIP — In February 2010, the Committee established challenging EPS compound growth rate and CFR performance goals for the 2010-2013 ESIP. The Committee also set individual ESIP target award opportunities for each Named Executive Officer that represented approximately 50% of his total long-term incentive opportunity that was established in 2010. Individual target opportunities were expressed as a cash value and then converted to phantom share units based on the average New York Stock Exchange (NYSE) price of Eaton ordinary shares over the first twenty trading days of the award period, which was $32.91. Phantom share units align the interests of the executives with those of the shareholders because the units reflect appreciation or depreciation and earnings on our ordinary shares during the performance period. At the conclusion of the award period, each Named Executive Officer’s 2010-2013 target number of phantom share units was multiplied by 200% to reflect the fact that our actual EPS and CFR performance exceeded the maximum objectives established by the Committee at the start of this four year period. This final number of phantom share units was then converted back to cash based on the average NYSE price of Eaton ordinary shares over the last twenty trading days of the award period, which was $73.46 and dividend equivalents were added based on the final number of share units that were earned.

Awards earned by our Named Executive Officers for the 2010-2013 ESIP Period are shown below:

Executive	Final Units (200%)	Cash Payment (based on $73.46)	Dividends (accumulated dividends of $5.64 per share)	Actual Award
A. M. Cutler	197,600	$14,515,696	$1,114,464	$15,630,160
R. H. Fearon	45,600	$3,349,776	$257,184	$3,606,960
C. Arnold	51,800	$3,805,228	$292,152	$4,097,380
T. S. Gross	51,800	$3,805,228	$292,152	$4,097,380
M. M. McGuire	30,400	$2,233,184	$171,456	$2,404,640

Establishment of Goals and Awards for 2013-2016 ESIP — In February 2013, the Committee established EPS and CFR performance goals for the 2013-2016 ESIP award period, and also approved individual 2013-2016 ESIP opportunities expressed in the form of phantom share units. These award opportunities are shown in the Grants of Plan Based Awards Table. The Committee discussed and approved Mr. Cutler’s award opportunity in Executive Session, with only its independent consultant in attendance. The number of phantom share units awarded for each executive was determined by dividing the cash ESIP target, which represents approximately one-half of the Named Executive Officer’s total long-term incentive opportunity for 2013, by the average NYSE price of our shares over the first twenty days of the award period, and rounding up to the nearest 50 shares.

At the end of the award period, the number of phantom share units will be modified based on corporate performance relative to the challenging CFR and EPS growth objectives that the Committee approved in February 2013. The actual payment, if any, will also be influenced by the increase or decrease in our stock price over the four-year award period because the modified number of share units will be multiplied by the average price of our shares over the last 20 NYSE trading days of 2016. Dividend equivalents will be paid based on the final number of phantom share units and the aggregate dividends paid to investors during the award periods. The CFR and EPS objectives are capped at 200% of target; however, there is no cap or floor applied to the stock price that is used to determine any final payment at the end of the award period.

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COMPENSATION DISCUSSION AND ANALYSIS — 2013 Compensation

RSUs Granted in 2013 — In July 2013, the Committee approved RSU grants that represented approximately 25% of each Named Executive Officer’s target long-term incentive opportunity. These RSUs vest in substantially equal installments over three years. We do not pay dividend equivalents on RSUs that are granted to our executives or other employees.

The Committee also approved additional RSU grants to Messrs. Fearon, Gross and McGuire in recognition of their efforts in helping to bring the acquisition of Cooper Industries plc to closure. The acquisition was a transformational milestone, as well as the largest acquisition in Eaton’s history. Because of the substantial work involved in closing the deal, and in recognition of the work that will be required to integrate the two companies, the Committee determined it was appropriate to provide the officers who participated in the transaction, including Messrs. Fearon, Gross and McGuire, with RSU grants equal to approximately 50% of base salary. These RSUs vest in substantially equal installments over three years. Like the regular RSU grants, vesting of these additional grants requires continued employment with the Company.

Stock Options Granted in 2013 — Stock options make up the remaining 25% of each Named Executive Officer’s total target long-term incentive opportunity. The stock options granted in 2013 will vest in substantially equal installments over three years, subject to the executive’s continued employment with us, and have a strike price equal to the closing price of our ordinary shares on the date of the grant.

RSAs Granted in 2013 — In certain limited circumstances, we grant RSAs to our executives, including our Named Executive Officers, for retention purposes. In 2013, the Committee reviewed and approved a retention-based RSA grant of 7,445 shares for Mr. Arnold. This retention grant vests over 48 months, with 30% vesting at the end of 24 months, another 30% vesting at the end of 36 months, and the remaining 40% of the shares vest at the end of 48 months, subject to continued employment with us. The Committee also reviewed and approved a retention grant of 20,125 RSAs for Mr. Gross. This retention grant cliff vests after 36 months, subject to continued employment with us.

The Committee recognizes that the RSUs that were granted to those who made significant contributions to the transaction to acquire Cooper Industries plc plus the retention RSAs did place the total compensation for those receiving the awards above the median of market practice. RSUs, RSAs and stock options granted to the Named Executive Officers are valued in the Summary Compensation Table and the number of shares granted are shown in the Grants of Plan Based Awards Table.

Realized 2013 Pay and Our Performance

Our compensation programs for Mr. Cutler and the other Named Executive Officers are heavily weighted to reflect performance compared to short- and long-term incentive plan metrics that are intended to drive results that create value for our shareholders. The table illustrates the relationship between Mr. Cutler’s target award opportunity and the amounts he actually earned based on our performance against the metrics established for the short- and long-term incentive plans that matured on December 31, 2013.

This table is intended to show the link between the pay Mr. Cutler actually received and our company performance. It supplements, but does not substitute, the information contained in the Summary Compensation Table on page 38. The realized pay table differs from the Summary Compensation Table in a number of ways, including:

■	In addition to pay actually received, the Summary Compensation Table includes the accounting value of equity compensation granted during the year, which may or may not ever be earned. In contrast, the realized pay table reports only the elements of compensation actually received and/or realized by Mr. Cutler in 2013. Specifically, the values for equity awards in the realized pay table show the gross compensation (before applicable taxes) that Mr. Cutler received in 2013 upon his exercise of stock options and the vesting of his RSUs (as shown in the Option Exercises and Stock Vested in 2013 table on page 43), regardless of when these options or awards were granted to him.
■	In addition, the realized pay table does not reflect compensation that is based upon pension value increases and above-market nonqualified deferred compensation earnings, although these amounts are included in the Summary Compensation Table. The Committee reviews compensation that is based upon the change in pension values and above-market nonqualified deferred compensation earnings as part of the Tally Sheet review discussed on page 24 in the context of a competitive overall benefit design and not as an element of its annual compensation decisions.

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COMPENSATION DISCUSSION AND ANALYSIS — Our Ceo’s Realized 2013 Pay and Our Performance

Mr. Cutler’s 2013 realized pay relative to the performance metrics for each pay component is shown in the following table:

COMPENSATION REALIZED BY THE CHIEF EXECUTIVE OFFICER OF EATON CORPORATION IN 2013

Compensation Element	Period Earned	Target	Amount Earned	Performance Results Over Period Earned
Annual Compensation
Base Salary	2013	$1,200,000	$1,200,000	We generally target the market median when establishing base salaries. Mr. Cutler did not receive a base salary increase in 2013.
Short-term Incentive	2013	$1,680,000	$1,874,040	Mr. Cutler’s target was set at 140% of base salary. Actual 2013 Short-term Incentive represents Mr. Cutler’s actual earned Senior EIC award. The Committee elected to reduce the award generated by the Net Income Pool ($7,444,000) by approximately 75%. Mr. Cutler’s actual award of 111% of his individual target is consistent with awards delivered to other executives.
Total Annual Cash			$3,074,040

Long-Term Compensation
ESIP	2010-2013	$3,250,000 expressed as 98,800 contingent share units	$15,630,160	Mr. Cutler and the other ESIP participants earned 200% of the target number of contingent share units that were awarded in 2010 because actual CFR and EPS growth exceeded the maximum performance objectives that were established in 2010. The number of contingent share units he earned was multiplied by the average share price at the end of the award period and dividend equivalents were also paid on the final number of share units.
Stock Option Exercises	2004-2013	n/a	$5,639,678	The gains upon exercise of stock options were based on the stock price appreciation from 2004-2013. Shareholders also experienced an 158% gain during this time period. Additional details, including the number of share exercised, are reported in the Option Exercises and Stock Vested Table.
RSUs Vesting	2009-2012	n/a	$3,664,297	This represents the vesting of 61,103 RSUs that were granted in 2009, 2010, 2011, and 2012. Additional details are reported in the Option Exercises and Stock Vested table.
Total Realized Value from Long-Term Compensation			$24,934,135

Other Compensation			$133,579	This includes the items disclosed as “Other Compensation” in the Summary Compensation Table, such as use of our aircraft, financial planning reimbursement, and company matching contributions to the Eaton Savings Plan.
TOTAL REALIZED COMPENSATION			$28,141,754

Other Compensation

Health and Welfare Benefits and Retirement Income Plans

We provide our executive officers with the same health and welfare and retirement income benefit programs that we provide to our other salaried employees in the United States, with certain exceptions described below. Our Named Executive Officers may choose to participate in our 401(k) plan and receive company matching contributions, which are reported as “Other Compensation” in the Summary Compensation Table. We provide 401(k) matching contributions that comply with Internal Revenue Code limits.

In place of typical Company-paid group term life insurance, we provide all executive officers and certain other executives with Company-paid life insurance coverage under two separate policies. The aggregate value of the two policies is approximately equal to an executive’s annual base salary and this level of coverage is consistent with the level of coverage provided to other salaried employees through our group term life policy. The majority of the executives’ life

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COMPENSATION DISCUSSION AND ANALYSIS — Other Compensation

insurance is covered under an executive-owned individual whole-life policy, with the remaining $50,000 of insurance covered under our group term life policy.

The value of the Company-paid premium for the whole life policy is imputed as income to each covered executive. We decided to provide this executive life insurance arrangement to allow each executive to have a paid-up policy at retirement that would mirror Company-provided post-retirement group term life insurance, but with less post-retirement tax complexity for both the executive and us.

Other Retirement and Compensation Arrangements

The Pension Benefits table on page 44 reports retirement benefits for Mr. Cutler and the other Named Executive Officers. Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized plans under which payment will be made from our general funds for any benefits that may exceed those limits. If these nonqualified benefits accrued before 2005, they will be paid at retirement in the form of an annuity (unless otherwise determined by the Committee), except that if there is a change of control of the Company, they will be paid at the time of the event (unless otherwise determined by the Board of Directors) in a lump sum. These benefits that accrued after January 1, 2005 will be paid in the form of a single sum at retirement.

In response to market practices and to enhance our ability to attract and retain key executives, the Board of Directors also adopted plans that provide supplemental annual retirement income to certain executives whom we hire mid-career, as they do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income or nonqualified restoration plans. These supplemental plans deliver a benefit if the executive either retires at 55 or older with at least 10 years of service, or at 65 or older regardless of the years of service.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define the term compensation to include base salary, overtime pay, pay premiums and awards under any short-term variable pay or incentive compensation plans (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under the nonqualified executive retirement income arrangements described above. These qualified and nonqualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers that consider base salary and earned annual incentive awards in the calculation of the executives’ account balances. Long-term incentives, including cash and amounts realized upon the exercise of stock options and/or vesting or RSUs or RSAs, are not factored into these calculations.

Deferral Plans

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these deferral arrangements so that our executives have a competitive opportunity to accumulate additional retirement assets and a means to meet our share ownership guidelines. These deferrals also provide an additional form of retention.

Personal Benefits

We provide our executive officers with limited personal benefits, including reimbursement for financial and estate planning and tax preparation. Personal benefits are treated as taxable income to the executive.

Employment Contracts and Change of Control Agreements

We do not provide our executive officers with employment contracts; however, we do enter into “double-trigger” Change of Control Agreements with each executive officer. These agreements provide benefits if an executive’s employment is terminated or materially changed for certain reasons following a change of control. We believe that these agreements are in the best interest of our shareholders because they help ensure that we will have the continued dedication and focus of key executives in the event of a change of control of the Company. Details of our Change of Control Agreements may be found in the narrative discussion accompanying the Potential Payments Upon Termination beginning on page 46.

In October 2011, the Committee determined that it was appropriate to eliminate provisions related to tax protection from future change of control agreements. Tax gross-up provisions are no longer included in agreements for any executive who becomes newly eligible for an agreement or for any executive who changes positions and becomes eligible for a new agreement.

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COMPENSATION DISCUSSION AND ANALYSIS — Other Compensation

Limited Tax Protection

We and the Committee believe that tax protection is appropriate in limited circumstances to avoid the potential for the value of a benefit to be reduced as a result of tax requirements that are beyond an executive’s control. Specifically:

■	Relocation and foreign assignments: We provide tax protection for our employees under our relocation and foreign assignment policies so they are able to make decisions to accept new assignments without concern that relocating would be a disadvantage from a tax standpoint.

■	Change of Control Agreements that were executed prior to November 2011: U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company. We agreed to provide the Named Executive Officers and other officers who entered into Change of Control Agreements prior to November 2011 with full tax protection for liability from this excise tax. The Change of Control Agreements entered into after November 2011 do not contain provisions for tax protection.

Use of Our Aircraft

We own, operate, and maintain Company aircraft to enhance the ability of our executive officers and other corporate and business leaders to conduct business in an effective manner. This principle guides how the aircraft is used. Our stringent aircraft use policy ensures that the primary use of this mode of transportation is to satisfy business needs and that all aircraft use is accounted for at all times and in accordance with applicable laws. The Board of Directors has directed Mr. Cutler to use our aircraft for his business and personal travel, whenever feasible, to ensure his personal security and enhance his productivity. Our aircraft policy does not permit other executives to use Company-owned aircraft for personal use without the advance approval of the Chairman and Chief Executive Officer. No Named Executive Officers receive tax protection on the imputed income for personal use of Company-owned aircraft.

Other Executive Compensation Policies and Guidelines

Share Ownership Guidelines

We expect all of our executive officers and certain other high-level key executives to hold a number of our shares with a value equal to a pre-determined multiple of their base salary. These multiples, as shown below, represent the minimum guidelines and are consistent with trends we have seen in the competitive market. Each executive must own a minimum of 20% of the required shares outright. Executives are expected to reach these guidelines within five years of appointment to a new position and are expected to satisfy them for the duration of their employment with the company.

Position	Minimum Guideline
Chief Executive Officer of Eaton Corporation	6 times base salary
Vice Chairmen of Eaton Corporation	4 times base salary
Other Officers	2-3 times base salary
General Managers and other ESIP participants	1 times base salary

Twice each year, the Committee reviews each executive officer’s share ownership relative to these levels, and our Chief Executive Officer reviews the ownership of other non-officer executives. On December 31, 2013, each of the Named Executive Officers exceeded his ownership and holding requirements.

Anti-Hedging and Pledging

We have a policy that prohibits directors and officers, including the Named Executive Officers, from engaging in financial hedging of their investment risk in our shares and from pledging our shares as collateral for a loan.

Clawback Policy

The Board of Directors has adopted a formal policy stating that, if an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any periods as to which a performance-based award was paid or credited to the executive during the twelve-month period following the first public issuance of the incorrect financial statement, such award shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion. The clawback policy covers any executive who participates in our ESIP or any successor plans. Our incentive compensation plans, stock plans and deferral plans all

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COMPENSATION DISCUSSION AND ANALYSIS — Other Executive Compensation Policies and Guidelines

include the provisions of this policy. Additional details regarding this policy and related processes may be found on our website at http://www.eaton.com/governance.

Tax and Accounting Considerations

We carefully monitor and comply with any changes in the laws, regulations, accounting standards and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee has consistently structured our executive compensation program in a manner intended to ensure that it is competitive in the marketplace for executive talent and provides incentives and rewards that focus our executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

$1 Million Tax Deduction Limit — Under Internal Revenue Code Section 162(m), any remuneration in excess of $1 million paid to Mr. Cutler or any of the three most highly compensated executive officers of the Company (other than the Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation) in a given year is not tax deductible unless it is paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation upward after the beginning of the period in which the compensation is earned. In 2013, our shareholders approved the amended and restated Senior EIC and ESIP plans, which are intended to meet the requirements to qualify incentive payments under these Plans as deductible compensation under Internal Revenue Code Section 162(m).

Relationship Between Compensation Plans and Risk

Annually, the Committee and management conduct a comprehensive review of our executive and broad-based compensation programs to determine whether any of our compensation programs, either individually or in the aggregate, would encourage employees to undertake excessive risks that are reasonably likely to have a material adverse impact on the Company. After reviewing an inventory of our 2013 variable pay and sales commission plans, which included the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential, performance criteria under each plan, and the type of the plan (for example, management-by-objective and goal sharing), the Committee concluded that none of the broad-based programs would likely give rise to a material risk.

The Committee also applied a risk assessment to the short- and long-term incentive plans that are described earlier in the CD&A. This analysis included, but was not limited to, the following items:

■	Whether performance goals were balanced and potential payments were reasonable based on potential achievement of those goals at the threshold, target and maximum levels;
■	When applicable, whether the relationship between performance objectives under the short-term incentive programs were consistent with the performance objectives tied to the long-term incentive plans;
■	The caps on individual awards and aggregate payments under the plans; and
■	How our performance objectives and target award opportunities compared to the objectives and target awards underlying our peers’ incentive programs.

The Committee and management also concluded that our executive compensation strategy and programs are structured in the best interest of the Company and its stakeholders and do not create a material risk due to a variety of mitigating factors, such as:

■	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements such as cash and equity, and delivers rewards based on sustained performance over time;
■	The Committee’s sole power to set short- and long-term performance objectives for our incentive plans. These objectives have included CFR and operating EPS financial goals and qualitative goals under the EIC plan, such as leadership development, growth, operational excellence, and building organizational capacity. We believe all of these items contribute to increased shareholder value;
■	Our long-term cash plan (ESIP) focuses on cumulative EPS and CFR for overlapping four-year award periods. This creates a focus on driving sustained performance over multiple award periods which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one period;
■	The use of equity awards to foster retention and align our executives’ interests with those of our shareholders;
■	Capping the potential payouts under the short- and long-term incentive plans to eliminate the potential for windfalls;
■	A clawback policy that allows us to recover compensation in the case of a material restatement of financial results and/or employee misconduct;

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COMPENSATION DISCUSSION AND ANALYSIS — Relationship Between Compensation Plans and Risk

■	Share ownership guidelines; and
■	A broad array of benefit programs that offer employees and executives an opportunity to build meaningful retirement assets throughout their careers.

Compensation and Organization Committee Report

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Christopher M. Connor, Chair

Todd M. Bluedorn

Linda A. Hill

Ned C. Lautenbach

Deborah L. McCoy

EATON 2014 Proxy Statement and Notice of Meeting	36

Compensation Tables

2013 Summary Compensation Table

The following table shows the total compensation of the Company’s Chairman and Chief Executive Officer of Eaton Corporation, the Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation, and our three other most highly compensated executive officers in 2013. Please note the following:

Column (c), “Salary” — Consists of base salary, which accounted for, on average, 8% of the total compensation of the Named Executive Officers in 2013.

Column (d), “Bonus” — The Named Executive Officers were not entitled to receive “Bonus” payments under column (d) for 2013 (“Bonus” payments are defined under the disclosure rules as discretionary payments that are not based on any performance criteria).

Column (e), “Stock Awards” — Consists of the grant date fair value of awards delivered to each Named Executive Officer in the year reported.

Column (f), “Option Awards” — Reports the grant date fair value of stock options awarded in each respective year shown below. The grant date fair value is based on the Black-Scholes option pricing model.

Column (g), “Non-Equity Incentive Plan Compensation” — Reports the amount earned for 2013 under the Senior EIC Plan and 2010-2013 ESIP. The incentive payments reported in column (g) were approved by the Committee at its February 25, 2014 meeting and, to the extent not deferred by the executive, will be paid on March 14, 2014.

Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings” — Contains two distinct components. “Change in Pension Value” represents the total change in the actuarial present value of each Named Executive Officer’s accumulated benefit under all of our defined benefit pension plans (both tax qualified and nonqualified) from the measurement date used for financial reporting purposes. “Nonqualified Deferred Compensation Earnings” include earnings on deferred compensation that exceed 120% of a specified rate of interest for long-term debt instruments established by the Internal Revenue Service.

Column (i), “All Other Compensation” — Consists of compensation that does not fit within any of the foregoing definitions of compensation. This compensation includes items such as personal benefits, our contributions to defined contribution plans, the value of insurance premiums paid by us and the value of any dividends paid on restricted shares because they are not factored into the grant date fair values reported in column (e).

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COMPENSATION TABLES

2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary(1) (c)	Bonus (d)	Stock Awards(2) (e)	Option Awards(2) (f)	Non-Equity Incentive Plan Compensation(3) (g)	Changes In Pension Value and Nonqualified Deferred Compensation Earnings(4) (h)	All Other Compensation(5) (i)	Total Compensation (j)
A. M. Cutler Chairman of the Company, Chief Executive Officer and President of Eaton Corporation	2013	$1,200,000	$0	$2,125,015	$2,125,015	$17,504,200	$9,649	$133,579	$23,097,458
	2012	$1,200,000	$0	$2,004,835	$2,136,356	$1,650,480	$1,857,980	$11,557,513	$20,407,164
	2011	$1,203,000	$0	$2,438,434	$2,267,902	$4,458,058	$3,115,441	$103,175	$13,586,010

R. H. Fearon Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation	2013	$737,040	$0	$1,163,955	$806,647	$4,402,858	$595,808	$46,237	$7,752,545
	2012	$703,566	$0	$584,325	$622,692	$647,034	$971,389	$2,887,662	$6,416,668
	2011	$677,208	$0	$805,650	$645,040	$1,710,516	$1,155,629	$82,242	$5,076,285

C. Arnold Vice Chairman and COO — Industrial Sector of Eaton Corporation	2013	$733,628	$0	$1,207,501	$806,647	$4,887,762	$368,130	$39,394	$8,043,062
	2012	$705,405	$0	$584,325	$622,692	$619,240	$868,063	$2,706,343	$6,106,068
	2011	$679,080	$0	$805,650	$645,040	$1,936,422	$986,115	$55,342	$5,107,649

T. S. Gross Vice Chairman and COO — Electrical Sector of Eaton Corporation	2013	$733,866	$0	$2,542,704	$806,647	$4,893,436	$784,002	$79,710	$9,840,365
	2012	$690,555	$0	$584,325	$622,692	$635,066	$1,140,796	$2,458,719	$6,132,153
	2011	$661,830	$0	$805,650	$645,040	$1,743,873	$1,158,181	$64,856	$5,079,430

M. M. McGuire Executive Vice President — General Counsel and Secretary of Eaton Corporation	2013	$546,445	$0	$783,198	$499,353	$2,789,077	$244,716	$38,594	$4,901,383
	2012	$529,272	$0	$321,440	$342,410	$309,751	$502,953	$1,580,737	$3,586,563
	2011	$510,591	$0	$322,260	$351,840	$1,061,372	$518,849	$44,571	$2,809,483

(1)	In 2013, $135,625 of Mr. Cutler’s salary was attributed to his role as Chairman of the Board of the Company. In April 2011, the Committee determined it was appropriate to eliminate the vehicle allowance that the Named Executive Officers had received. We did not require the executives to repay the portion of the allowance that each received during the first three months of the year. This amount is included in the 2011 base salary and is the reason why Mr. Cutler’s base salary was higher for 2011.

(2)	These two columns show the grant date fair value of equity awards granted to the Named Executive Officers. The value of Stock Awards is based on our NYSE closing price on the date of the grant. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with this valuation are further described in the Notes to Consolidated Financial Statements on page 32 of our 2013 annual report. The actual amounts realized by individual Named Executive Officers likely will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

(3)	Non-Equity Incentive Plan Compensation reported in column (g) includes payments earned under the 2013 Senior EIC Plan and the 2010-2013 ESIP. The amount earned under each plan is shown below. The material features of this incentive plan are described in the Compensation Discussion and Analysis.

	2013 Short-Term Senior EIC Award	2010-2013 ESIP Award	Total Non-Equity Plan Compensation
A. M. Cutler	$1,874,040	$15,630,160	$17,504,200
R. H. Fearon	$795,898	$3,606,960	$4,402,858
C. Arnold	$790,382	$4,097,380	$4,887,762
T. S. Gross	$796,056	$4,097,380	$4,893,436
M. M. McGuire	$384,437	$2,404,640	$2,789,077

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COMPENSATION TABLES

(4)	Column (h) includes the aggregate change in the actuarial present value of the accumulated benefit under all of our qualified and nonqualified defined benefit pension plans. The change in this column from year-to-year reflects items such as: changes in compensation as defined under the pension plan in which the executive participates, an additional year of service, and changes in the discount rates used to determine the actuarial present value of the accumulated benefit reported in each respective year. This column also includes above-market earnings on nonqualified deferred compensation, when applicable. Under the disclosure rules, earnings on deferred compensation are considered to be “above-market” if the rate or formula used to calculate the interest under the plan in which the executive participates exceeded a rate of interest established by the Internal Revenue Service. In 2013, Mr. Cutler was the only Named Executive Officer to receive above-market earnings on his nonqualified deferred compensation (in the amount of $9,649). The aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans for each Named Executive Officer is noted below.

	Qualified	Non-qualified
A. M. Cutler	$(123,224)	$(733,164)
R. H. Fearon	$21,345	$574,463
C. Arnold	$(3,937)	$368,130
T. S. Gross	$21,917	$762,085
M. M. McGuire	$18,813	$225,903

(5)	All Other Compensation in column (i) includes the aggregate incremental cost incurred by us for certain executive personal benefits. The calculation of incremental cost for personal use of our aircraft includes only those variable costs incurred as a result of personal flight activity and excludes non-variable costs which would have been incurred regardless of whether there was any personal use of our aircraft. We do not reimburse Named Executive Officers for tax costs related to personal use of our aircraft. We also provide certain executives, including the Named Executive Officers, with the opportunity to acquire individual whole-life insurance. The annual premium paid by us during 2013 for each of the Named Executive Officers is set forth below. Each executive officer is responsible for paying individual income taxes due with respect to our insurance program. Column (i) also includes the amount of our contributions to the Named Executive Officers’ accounts under the 401(k) Eaton Savings Plan (the “ESP”). The ESP permits an employee to contribute a portion of his or her salary to the ESP, subject to limits imposed under the Internal Revenue Code. Column (i) also includes dividends paid in 2013 on RSAs. In addition, for 2012 Column (i) included excise tax and gross-up payments related to the excise tax imposed under Section 4985 of the Internal Revenue Code that resulted from the transaction to acquire Cooper Industries plc. The amounts of the items reported in column (i) are:

	Financial Planning	Personal Use of Aircraft	Co Paid Life	Employer Contributions to 401(k)	Dividends on Rstr Shares	Spousal Travel	Total Other
A. M. Cutler	$28,900	$77,490	$16,989	$10,200	$0	$0	$133,579
R. H. Fearon	$13,412	$6,773	$8,460	$10,200	$7,392	$0	$46,237
C. Arnold	$0	$12,600	$6,812	$10,200	$9,782	$0	$39,394
T. S. Gross	$10,000	$6,458	$14,235	$10,200	$21,609	$17,208	$79,710
M. M. McGuire	$15,045	$0	$9,317	$10,200	$4,032	$0	$38,594

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COMPENSATION TABLES

Grants of Plan-Based Awards in 2013

The following table summarizes the potential awards payable to Named Executive Officers with respect to the short-term and long-term incentive award opportunities granted in 2013.

	Estimated Future Payout under Non-Equity Incentive Plan Award						Stock Awards
Name (a)	Grant Date (b)		Share Units Granted at Target (#) (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	All Other Option Awards: Number of Securities Underlying Options (#) (h)	Exercise or Base Price of Option Awards ($/Share) (i)	Grant Date Fair Value of Stock & Option Awards (j)
A. M. Cutler	2/26/2013	(1)		$0	$1,680,000	$7,444,000
	2/26/2013	(2)	75,550	$0	$4,250,000	$8,500,000
	7/23/2013	(3)					32,342		$0	$2,229,981
	7/23/2013	(3)						110,644	$68.95	$2,125,015
R. H. Fearon	2/26/2013	(1)		$0	$745,920	$3,772,000
	2/26/2013	(2)	18,700	$0	$1,050,000	$2,100,000
	7/23/2013	(3)					17,715		$0	$1,221,449
	7/23/2013	(3)						42,000	$68.95	$806,647
C. Arnold	2/26/2013	(1)		$0	$740,750	$3,772,000
	2/26/2013	(2)	18,700	$0	$1,050,000	$2,100,000
	7/23/2013	(3)					18,010		$0	$1,241,790
	7/23/2013	(3)						42,000	$68.95	$806,647
T. S. Gross	2/26/2013	(1)		$0	$746,068	$3,772,000
	2/26/2013	(2)	18,700	$0	$1,050,000	$2,100,000
	7/23/2013	(3)					37,705		$0	$2,599,760
	7/23/2013	(3)						42,000	$68.95	$806,647
M. M. McGuire	2/26/2013	(1)		$0	$396,326	$3,772,000
	2/26/2013	(2)	11,600	$0	$650,000	$1,300,000
	7/23/2013	(3)					11,920		$0	$821,884
	7/23/2013	(3)						26,000	$68.95	$499,353

(1)	The amounts shown represent potential payments that were established in February 2013 under our Senior EIC Plan. As described in the Compensation Discussion and Analysis on page 29, the Committee established a pool under the Senior EIC plan which was expressed as a percentage of an objective corporate performance goal. A portion of this pool was assigned to each participant, thereby establishing each individual’s maximum award opportunity. The Committee considered the actual levels achieved compared to corporate, business unit and individual goals to determine actual incentive awards.

(2)	The amounts shown represent the potential payments that were established in February 2013 for the 2013-2016 ESIP Award Period. The ESIP opportunities were denominated in phantom share units. The number of phantom share units was determined by dividing the target value of the ESIP opportunity by the average price of our shares over the first 20 trading days of 2013 and rounding up to the nearest 50 shares. At the end of the award period, the number of phantom share units will be adjusted based on the Company’s achievement relative to the EPS and CFR objectives that were established for the four-year award period. The final number of phantom share units cannot exceed two times the original number of share units. The final number of phantom share units will be multiplied by the average price of our shares over the last twenty days of the award period to determine the final award and dividend equivalents that will be paid based on the earned number of share units and the aggregate dividend paid to our investors over the four-year award period. Although there is a cap on the potential number of share units, we do not cap the share price that is used to determine final awards. The maximum amount shown in the table represents 200% of the executive’s target opportunity. Actual awards, if any, will be paid in March 2017 and may vary based on share price appreciation and achievement of EPS and CFR objectives.

(3)	These amounts represent stock options, RSUs and RSAs granted on July 23, 2013. The value of RSUs and RSAs is based on our NYSE closing price on the date of the grant which was $68.95. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with this valuation are further described in the Notes to Consolidated Financial Statements on page 32 of our 2013 annual report. The actual amounts realized by individual Named Executive Officers likely will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

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COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End 2013

The following table summarizes the outstanding equity awards held by the Named Executive Officers at year-end 2013. The closing price of our ordinary shares on the last trading day in 2013 ($76.12) was used to determine the market value of the unvested RSAs and RSUs shown in column (h).

		Option Awards						Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
A. M. Cutler	2/22/2005	202,465				$34.11	2/22/2015	2/23/2010	27,086	(16)	$2,061,786
	2/21/2006	330,000				$34.31	2/21/2016	2/22/2011	22,700	(17)	$1,727,924
	2/27/2007	280,000				$40.41	2/27/2017	2/21/2012	27,414	(18)	$2,086,754
	2/26/2008	237,400				$41.57	2/26/2018	7/23/2013	32,342	(19)	$2,461,873
	2/22/2011	102,102	52,598	(1)		$53.71	2/22/2021
	2/21/2012	49,929	101,371	(2)		$51.94	2/21/2022
	7/23/2013		110,644	(3)		$68.95	7/23/2023
R. H. Fearon	2/27/2007	64,000				$40.41	2/27/2017	2/23/2010	10,700	(20)	$814,484
	2/26/2008	67,600				$41.57	2/26/2018	2/22/2011	8,300	(21)	$631,796
	2/22/2011	29,040	14,960	(4)		$53.71	2/22/2021	2/21/2012	7,990	(22)	$608,199
	2/21/2012	14,553	29,547	(5)		$51.94	2/21/2022	7/23/2013	17,715	(23)	$1,348,466
	7/23/2013		42,000	(6)		$68.95	7/23/2023
C. Arnold	2/27/2007	60,000				$40.41	2/27/2017	2/23/2010	9,100	(24)	$692,692
	2/26/2008	63,000				$41.57	2/26/2018	2/22/2011	8,300	(25)	$631,796
	2/22/2011	29,040	14,960	(7)		$53.71	2/22/2021	2/21/2012	7,990	(26)	$608,199
	2/21/2012	14,553	29,547	(8)		$51.94	2/21/2022	7/23/2013	18,010	(27)	$1,370,921
	7/23/2013		42,000	(9)		$68.95	7/23/2023
T. S. Gross	2/27/2007	29,514				$40.41	2/27/2017	2/23/2010	9,100	(28)	$692,692
	2/26/2008	32,795				$41.57	2/26/2018	2/22/2011	8,300	(29)	$631,796
	2/22/2011	27,179	14,960	(10)		$53.71	2/22/2021	2/21/2012	7,990	(30)	$608,199
	2/21/2012	14,553	29,547	(11)		$51.94	2/21/2022	7/23/2013	37,705	(31)	$2,870,105
	7/23/2013		42,000	(12)		$68.95	7/23/2023
M. M. McGuire	2/27/2007	40,000				$40.41	2/27/2017	2/23/2010	7,268	(32)	$553,240
	2/26/2008	45,000				$41.57	2/26/2018	2/22/2011	3,000	(33)	$228,360
	2/22/2011	15,840	8,160	(13)		$53.71	2/22/2021	2/21/2012	4,396	(34)	$334,624
	2/21/2012	8,002	16,248	(14)		$51.94	2/21/2022	7/23/2013	11,920	(35)	$907,350
	7/23/2013		26,000	(15)		$68.95	7/23/2023

(1)	On February 22, 2011 Mr. Cutler was granted 154,700 Stock Options of which 52,598 vest on February 22, 2014.

(2)	On February 21, 2012 Mr. Cutler was granted 151,300 Stock Options of which 49,929 vest on February 21, 2014 and 51,442 vest on February 21, 2015.

(3)	On July 23, 2013 Mr. Cutler was granted 110,644 Stock Options of which 36,512 vest on July 23, 2014, 36,513 vest on July 23, 2015 and 37,619 vest on July 23, 2016.

(4)	On February 22, 2011 Mr. Fearon was granted 44,000 Stock Options of which 14,960 vest on February 22, 2014.

(5)	On February 21, 2012 Mr. Fearon was granted 44,100 Stock Options of which 14,553 vest on February 21, 2014 and 14,994 vest on February 21, 2015.

(6)	On July 23, 2013 Mr. Fearon was granted 42,000 Stock Options of which 13,860 vest on July 23, 2014, 13,860 vest on July 23, 2015 and 14,280 vest on July 23, 2016.

(7)	On February 22, 2011 Mr. Arnold was granted 44,000 Stock Options of which 14,960 vest on February 22, 2014.

EATON 2014 Proxy Statement and Notice of Meeting	41

(8)	On February 21, 2012 Mr. Arnold was granted 44,100 Stock Options of which 14,553 vest on February 21, 2014 and 14,994 vest on February 21, 2015.

(9)	On July 23, 2013 Mr. Arnold was granted 42,000 Stock Options of which 13,860 vest on July 23, 2014, 13,860 vest on July 23, 2015 and 14,280 vest on July 23, 2016.

(10)	On February 22, 2011 Mr. Gross was granted 44,000 Stock Options of which 14,960 vest on February 22, 2014.

(11)	On February 21, 2012 Mr. Gross was granted 44,100 Stock Options of which 14,553 vest on February 21, 2014 and 14,994 vest on February 21, 2015.

(12)	On July 23, 2013 Mr. Gross was granted 42,000 Stock Options of which 13,860 vest on July 23, 2014, 13,860 vest on July 23, 2015 and 14,280 vest on July 23, 2015.

(13)	On February 22, 2011 Mr. McGuire was granted 24,000 Stock Options of which 8,160 vest on February 22, 2014.

(14)	On February 21, 2012 Mr. McGuire was granted 24,250 Stock Options of which 8,003 vest on February 21, 2014 and 8,245 vest on February 21, 2015.

(15)	On July 23, 2013 Mr. McGuire was granted 26,000 Stock Options of which 8,580 vest on July 23, 2014, 8,580 vest on July 23, 2015 and 8,840 vest on July 23, 2016.

(16)	On February 23, 2010 Mr. Cutler was granted 108,340 RSUs of which 27,086 vest on February 23, 2014.

(17)	On February 22, 2011 Mr. Cutler was granted 45,400 RSUs of which 11,350 vest on February 22, 2014 and 11,350 vest on February 22, 2015.

(18)	On February 21, 2012 Mr. Cutler was granted 40,915 RSUs of which 13,502 vest on February 21, 2014 and 13,912 vest on February 21, 2015.

(19)	On July 23, 2013 Mr. Cutler was granted 32,342 RSUs of which 10,672 vest on July 23, 2014, 10,673 vest on July 23, 2015 and 10,997 vest on July 23, 2016.

(20)	On February 23, 2010 Mr. Fearon was granted 4,000 RSAs of which 1,600 vest on February 23, 2014. On February 23, 2010 Mr. Fearon was also granted 36,400 RSUs of which 9,100 vest on February 23, 2014.

(21)	On February 22, 2011 Mr. Fearon was granted 4,000 RSAs of which 1,200 vest on February 22, 2014 and 1,600 vest on February 22, 2015. On February 22, 2011, Mr. Fearon was also granted 11,000 RSUs of which 2,750 vest on February 22, 2014 and 2,750 vest on February 22, 2015.

(22)	On February 21, 2012 Mr. Fearon was granted 11,925 RSUs of which 3,935 vest on February 21, 2014 and 4,055 vest on February 21, 2015.

(23)	On July 23, 2013 Mr. Fearon was granted 17,715 RSUs of which 5,845 vest on July 23, 2014, 5,846 vest on July 23, 2015 and 6,024 vest on July 23, 2016.

(24)	On February 23, 2010 Mr. Arnold was granted 36,400 RSUs of which 9,100 vest on February 23, 2014.

(25)	On February 22, 2011 Mr. Arnold was granted 4,000 RSAs of which 1,200 vest on February 22, 2014 and 1,600 vest on February 22, 2015. On February 22, 2011 Mr. Arnold was also granted 11,000 RSUs of which 2,750 vest on February 22, 2014 and 2,750 vest on February 22, 2015.

(26)	On February 21, 2012 Mr. Arnold was granted 11,925 RSUs of which 3,935 vest on February 21, 2014 and 4,055 vest on February 21, 2015.

(27)	On July 23, 2013 Mr. Arnold was granted 7,445 RSAs of which 2,233 vest on July 23, 2015, 2,234 vest on July 23, 2016 and 2,978 vest on July 23, 2017. On July 23, 2013 Mr. Arnold was also granted 10,565 RSUs of which 3,486 vest on July 23, 2014, 3,486 vest on July 23, 2015 and 3,593 vest on July 23, 2016.

(28)	On February 23, 2010 Mr. Gross was granted 36,400 RSUs of which 9,100 vest on February 23, 2014.

(29)	On February 22, 2011 Mr. Gross was granted 11,000 RSUs of which 2,750 vest on February 22, 2014 and 2,750 vest on February 22, 2015.

(30)	On February 21, 2012 Mr. Gross was granted 11,925 RSUs of which 3,935 vest on February 21, 2014 and 4,055 vest on February 21, 2015.

(31)	On July 23, 2013 Mr. Gross was granted 20,125 RSAs of which 20,125 vest on July 23, 2016. On July 23, 2013 Mr. Gross was also granted 17,580 RSUs of which 5,800 vest on July 23, 2014, 5,801 vest on July 23, 2015 and 5,979 vest on July 23, 2016.

(32)	On February 23, 2011 Mr. McGuire was granted 6000 RSAs of which 2,400 vest on February 23, 2014.

(33)	On February 22, 2011 Mr. McGuire was granted 6,000 RSUs of which 1,500 vest on February 22, 2014 and 1,500 vest on February 22, 2015.

(34)	On February 21, 2012 Mr. McGuire was granted 6,560 RSUs of which 2,165 vest on February 21, 2014 and 2,231 vest on February 21, 2015.

(35)	On July 23, 2013 Mr. McGuire was granted 11,920 RSUs of which 3,933 vest on July 23, 2014, 3,933 vest on July 23, 2015 and 4,054 vest on July 23, 2016.

EATON 2014 Proxy Statement and Notice of Meeting	42

COMPENSATION TABLES

Option Exercises and Stock Vested in 2013

The following table provides information about exercises of stock options and vesting of RSAs and RSUs during the year ended December 31, 2013 for the Named Executive Officers. The values reflect (a) in the case of exercised stock options, the difference between the aggregate option exercise price and the market price of the applicable number of our shares on the date of exercise, and (b) in the case of any RSAs or RSUs that vested during 2013, the per share closing price of our shares on the vesting date multiplied by the number of shares that vested.

	Option Awards:		Stock Awards:
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
A. M. Cutler	207,997	$5,639,678	61,103	$3,664,297
R. H. Fearon	128,400	$4,192,733	25,311	$1,518,261
C. Arnold	128,400	$4,258,668	20,529	$1,231,246
T. S. Gross	129,752	$3,827,529	20,529	$1,231,246
M. M. McGuire	47,200	$1,789,112	14,082	$844,704

(1)	Amounts realized upon the exercise of options or on the vesting of RSAs or RSUs are not eligible for deferral under any of our deferred compensation plans.

2013 Pension Benefits

The table on page 44 shows the estimated present value of the benefits payable under each of our retirement income plans to each Named Executive Officer. We maintain three basic types of retirement income plans for our U.S. salaried employees: (a) a tax-qualified defined benefit pension plan (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table) that has two separate benefit formulas: a final average pay formula and a cash balance formula; (b) two defined benefit restoration plans (collectively referred to as the DB Restoration Plan in the Pension Benefits table); and (c) a plan that allows us to supplement the pension benefits earned under our qualified pension plan and nonqualified DB Restoration Plan to certain elected officers and executives who are recruited by us mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table).

Tax-qualified Retirement Income Plans — Effective January 1, 2002, employees who were then earning benefits under the “Average Final Annual Compensation” benefit formula (the “AFAC benefit formula”) under the Pension Plan for Eaton Corporation Employees (the “Pension Plan”) were given the option to either: (a) continue earning benefits under the AFAC benefit formula, or (b) convert the value of their accrued benefit to an “opening balance” and commence earning benefits in an “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”). Salaried employees hired on or after January 1, 2002 automatically earn benefits under the EPPA benefit formula upon becoming eligible for participation in the retirement plan. Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($64,560 for 2013 retirements) plus 1.5% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. In addition, the employee receives a supplement equal to 1/2% of average final annual compensation up to the applicable Social Security integration level payable until the Social Security Normal Retirement Age. An employee’s average final annual compensation is the average annual amount of his or her eligible compensation (consisting of salary plus short-term executive incentive compensation for service during the five consecutive years within the last 10 years of employment for which the employee’s total compensation was the greatest). Years of credited service includes the number of years of employment between age 21 and retirement, subject to a maximum of 44 years. Corporate policies require the Named Executive Officers to retire at age 65. Under the EPPA benefit formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with us. This single sum amount is represented as a notional account balance to which is regularly added credits equal to a percentage of his or her eligible compensation (consisting of salary and short-term incentive compensation) plus interest at a specified rate. The percentage of eligible compensation credited to the participant’s notional account balance varies over his or her career based on the sum of the participant’s age and service with us. For any period when that sum is less than 50, 5.0% of eligible compensation is credited. For any period when the sum is between 50 and 59 (inclusive), 6.0% of eligible

EATON 2014 Proxy Statement and Notice of Meeting	43

COMPENSATION TABLES

compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of eligible compensation is credited. When the sum is 70 or greater, 8.0% of eligible compensation is credited. Except as noted below, upon termination of employment, the notional account balance is available as a single sum or may be converted to one of several annuity forms. Under the standard post-retirement surviving spouse option for the AFAC and EPPA benefit formulas, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option at age 65 whose spouse is five years younger would be approximately 11.5% less than the amount of the participant’s annual benefit. Any employee hired on or after April 1, 2013 and all U.S. employees of Cooper immediately prior to our acquisition of Cooper, will receive an additional employer contribution under the Eaton Savings Plan in lieu of a benefit under the Pension Plan.

Nonqualified Defined Benefit Retirement Plans — Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan (including a limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan ($255,000 in 2013)). As permitted under the Internal Revenue Code, the Board of Directors has authorized the payment from our general funds of any benefits calculated under the provisions of the applicable pension plan that may exceed those limits. This applies to all participants, including the Named Executive Officers.

Limited Eaton Service Supplemental Retirement Income Plan — The Board of Directors has adopted a plan that provides supplemental annual retirement income to elected officers and certain executives who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income plans, provided that they either retire at age 55 or older and have at least 10 years of service with us or retire at age 65 or older regardless of the years of service. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive’s average final annual compensation exceeds his or her earned retirement income (which includes amounts receivable pursuant to the retirement plans described above). The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits accrued and vested before January 1, 2005 under either the nonqualified or the limited service plans (described above) generally are paid in one of the forms available under the Pension Plans as elected by the participant. Benefits earned after 2004 are paid as a single lump sum. With respect to all benefits, regardless of when accrued, the present value of the benefit will be paid in a single installment upon a change of control of the Company.

2013 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
A. M. Cutler	Pension Plan for Eaton Corporation Employees	38.33	$1,607,584	$0
	DB Restoration Plan	38.33	$19,609,914	$0
	Limited Service Supplemental Plan	38.33	$0	$0
R. H. Fearon	Pension Plan for Eaton Corporation Employees	11.75	$196,021	$0
	DB Restoration Plan	11.75	$735,246	$0
	Limited Service Supplemental Plan	11.75	$4,122,189	$0
C. Arnold	Pension Plan for Eaton Corporation Employees	13.25	$450,225	$0
	DB Restoration Plan	13.25	$2,213,256	$0
	Limited Service Supplemental Plan	13.25	$1,287,526	$0
T. S. Gross	Pension Plan for Eaton Corporation Employees	11.00	$186,775	$0
	DB Restoration Plan	11.00	$584,599	$0
	Limited Service Supplemental Plan	11.00	$4,210,065	$0
M. M. McGuire	Pension Plan for Eaton Corporation Employees	8.08	$124,074	$0
	DB Restoration Plan	8.08	$268,012	$0
	Limited Service Supplemental Plan	8.08	$1,705,657	$0

EATON 2014 Proxy Statement and Notice of Meeting	44

COMPENSATION TABLES

2013 Nonqualified Deferred Compensation

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these plans in order to (a) provide executives with a competitive opportunity to accumulate additional retirement assets, (b) provide a means for acquiring our shares in order to meet our share ownership guidelines and (c) provide an additional form of employment retention. Despite their popularity across our industry, we do not currently provide our executives with a nonqualified defined contribution plan that enables them to defer base salary amounts in excess of Internal Revenue Code limits that restrict such deferrals under our tax-qualified defined contribution plan. However, in 2013 the Company established a nonqualified defined contribution plan for employees who receive the additional employer contribution under the Eaton Savings Plan and whose employer contribution is restricted by IRS limits. No Named Executive Officers participate in this plan. The following table includes not only amounts contributed, earned and distributed as deferred compensation in the last fiscal year, but also includes compensation that the Named Executive Officer elected to defer in all prior years. Therefore, the Aggregate Balance at Last Fiscal Year-End (column (f)) contains the total of all contributions and earnings since the Named Executive Officer began deferring compensation. The plans covered by the Nonqualified Deferred Compensation table are as follows:

■	the Deferred Incentive Compensation Plan (the “DIC Plan”);
■	the Deferred Incentive Compensation Plan II (the “DIC Plan II”); and
■	the Incentive Compensation Deferral Plan II (the “IC Deferral Plan II”).

On February 10, 2010, the Committee approved the termination of the DIC Plan with respect to all participant accounts, including those of our current Named Executive Officers, except for certain accounts that contain deferrals for the years 1986 through 1989. The accounts that were not terminated earn fixed interest rates based on market rates and individual mortality assumptions in effect at the time of the deferrals.

Short-term incentive compensation earned prior to December 31, 2004 was eligible for deferral under the DIC Plan. Short-term incentive compensation earned after December 31, 2004 is eligible to be deferred under the DIC Plan II. Incentive compensation earned in 2005 through 2008 that was deferred under the DIC Plan II was credited with earnings that accrued on a phantom share basis, as if the deferred amounts were invested in our ordinary shares, with earned dividends reinvested in shares. Under the DIC Plan II, prior to the beginning of each calendar year, participants must elect the method and timing of payment with respect to the incentive compensation to be earned in the year that is subject to the deferral election. The creation of the DIC Plan II and the exclusion of deferrals under the prior plan were implemented to satisfy the requirements of Internal Revenue Code Section 409A under the American Jobs Creation Act of 2004 (409A). Beginning with deferrals of short-term incentive compensation earned during 2008 and after for payment following retirement, each executive will have a choice of deferring up to 100% of his or her annual incentive compensation into either or both of (a) an account tracked on a phantom share basis and paid out in our actual shares or (b) an account that earns interest equal to that paid on 10-year Treasury Notes plus 300 basis points. Executives may also defer compensation under the DIC Plan II on a short-term basis for payment within 5 years or less.

Similarly, long-term incentive compensation earned after December 31, 2004 is eligible for deferral under the IC Deferral Plan II. Under the IC Deferral Plan II, prior to the beginning of any award period for which an award may be earned, or later if permitted by us in the case of performance-based compensation (as defined in the final regulations under 409A), participants must elect the method and timing of payment with respect to the incentive compensation to be earned during that award period, and that is subject to the deferral election. When an executive elects to defer a long-term incentive award under the IC Deferral Plan II for payment at or following his or her retirement, earnings on a minimum of 50% of the deferred amount must be tracked on a phantom share basis. The remainder of the amount deferred to retirement earns interest equivalents equal to that paid on 10-year Treasury Notes plus 300 basis points. At retirement, the portion of the executive’s account that is deferred into phantom shares is paid in our shares. Incentive compensation deferred pursuant to our deferral plans is unsecured, subject to the claims of our creditors and is exposed to the risk of our non-payment.

A grantor trust that we previously established, the assets of which are subject to the claims of our creditors, will be used to pay those obligations related to deferred incentive compensation earned by our executives prior to 2005. The transaction to acquire Cooper Industries plc required Eaton to fund the vested liabilities in the trust in the amounts of $7.8 million, which occurred on November 30, 2012, $9.4 million which occurred on January 3, 2013 and $582,448 which occurred on December 5, 2013. No comparable trust arrangements currently are in place with respect to incentive compensation deferred after 2004.

EATON 2014 Proxy Statement and Notice of Meeting	45

COMPENSATION TABLES

2013 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Plan Name	Executive Contributions in Last Fiscal Year (b)	Registrant Contributions in Last Fiscal Year (c)	Aggregate Earnings in Last Fiscal Year(1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last Fiscal Year End (f)
A. M. Cutler	DIC Plan	$0	$0	$130,543	$0	$1,076,503
(First year of deferral: 1983)	IC Deferral Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$130,543	$0	$1,076,503
R. H. Fearon	DIC Plan	$0	$0	$0	$0	$0
(First year of deferral: 2002)	IC Deferral Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$0	$0	$0
C. Arnold	DIC Plan	$0	$0	$0	$0	$0
(First year of deferral: 2001)	IC Deferral Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$0	$0	$0
T. S. Gross	DIC Plan	$0	$0	$0	$0	$0
(First year of deferral: 2005)	IC Deferral Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$0	$0	$0
M. M. McGuire	DIC Plan	$0	$0	$0	$0	$0
(First year of deferral: 2006)	IC Deferral Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$86,331	$0	$420,971
	IC Deferral Plan II	$0	$0	$96,374	$0	$458,905
	Subtotal	$0	$0	$182,705	$0	$879,876

(1)	When applicable, the amounts reported in the Aggregate Earnings in Last Fiscal Year are also reported in column (h) of the Summary Compensation Table, to the extent such earnings exceed 120% of the applicable federal rate as determined under the Internal Revenue Code. In 2013, Mr. Cutler received above-market earnings on his nonqualified deferred compensation (in the amount of $9,649).

(2)	Mr. Cutler’s aggregate balance includes amounts he earned and elected to defer before he became a Named Executive Officer. Mr. McGuire’s aggregate balance includes $286,104 of executive contributions that were reported in Column (g) of the 2011 Summary Compensation Table.

2013 Potential Payments Upon Termination

A Named Executive Officer may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements or practices would provide compensation to the executive in varying amounts. We do not provide employment contracts to our executives and do not have plans or arrangements (other than the Change of Control Agreements previously discussed and standard severance benefits available to all U.S. salaried, nonunion employees) that would require any payment to a Named Executive Officer in the event of a termination of his employment. Instead, the Compensation and Organization Committee of our Board of Directors exercises the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination of employment. In exercising this discretion, the Committee takes a number of factors into consideration, including the reasons for the termination and the individual executive’s personal circumstances. The Committee believes that it is in the interest of the Company and our shareholders to insure that a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-competition, non-solicitation, non-disparagement and general release agreements. Moreover, providing fair and reasonable employment termination compensation is consistent

EATON 2014 Proxy Statement and Notice of Meeting	46

COMPENSATION TABLES

with our overall philosophy for compensating all employees. For each of the termination of employment scenarios described below, the estimated potential payments and benefits that might be received by each Named Executive Officer are displayed in the table that immediately follows that description.

Background and Basic Assumptions

In this section, we discuss termination of employment scenarios which include: (a) Voluntary Resignation or a Termination for Cause; (b) Normal and Early Retirement; (c) Involuntary Termination — Not for Cause; (d) Change of Control; and (e) Death or Disability. The following key principles and assumptions apply to these disclosures:

■	Under each of the scenarios, we have assumed that each of the Named Executive Officers’ employment terminated on December 31, 2013.
■	Each officer’s eligibility for the amounts reported as severance payments and benefit arrangements are based on his compensation and years of service as of December 31, 2013.
■	An executive would be eligible for a full award under the short-term incentive plan for the year ending December 31, 2013 and a full award under a long-term incentive plan for the four-year period ending December 31, 2013 if such an award had been payable for the award period ending December 31, 2013. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. Therefore, we have not included these awards in the following scenarios because they do not represent a severance or other payment that is triggered by employment termination.
■	We maintain a Severance Benefit Plan in which each of the Named Executive Officers participates along with all of our United States salaried, non-union employees. We generally pay benefits under this Plan only in the case of an involuntary termination of employment other than for Cause. We calculate these benefits based on the length of service with us from the most recent date of hire. The maximum severance payment equals one year of base salary and continuation of health and welfare benefits for six months. However, the severance payment that we would expect to provide to a Named Executive Officer under the scenarios described below would be made in lieu of any benefit under these standard severance arrangements.
■	To the extent the Committee would decide that a terminated executive is eligible for pro-rated participation in one or more of the open four-year award periods under our long-term incentive plans, the estimated pro-rated awards shown in the following scenarios reflect (a) credit for the total number of months of service with us from the start of an eligible award period through the executive’s termination date as a percentage of the total 48-month award period multiplied by (b) the officer’s target award for each open award period. Although we show the aggregate amount of these estimated payments for the Named Executive Officers below as a lump sum amount, except in the case of a payment with respect to a termination in connection with a change of control, our practice would be to make the pro-rated payments to executives at the end of each of the four-year award periods once actual performance under the plan is known.
■	Under the terms of our standard form of stock option, RSA and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. In connection with employment termination other than in the context of a change of control of the Company, the Committee has the discretion to determine whether or not to accelerate vesting for these awards. To the extent the Committee would decide to accelerate the vesting dates of any unvested stock options, RSAs or RSUs for a terminating executive under any of the other scenarios described below, the accelerated stock options are valued at an amount per share equal to the difference between $76.12 and the exercise price per share for each accelerated option grant. The accelerated RSAs and RSUs are valued at this same $76.12 share value.
■	Except under very unusual circumstances, the Committee would not provide any increases, payment acceleration or other enhancements with respect to the benefits previously earned or credited under our benefit plans or programs in connection with any of the termination scenarios. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution and nonqualified retirement income plans), (b) health and welfare plans (including post-retirement medical and life insurance coverage), (c) any vested and accrued vacation and (d) any amounts credited to the executives’ accounts under our nonqualified deferred compensation plans. Payments of earned and vested amounts under these plans and programs are not included in the scenarios described below.
■	In the termination scenarios described below, we expect that the Committee would provide the executive (or, in the case of death, the estate or surviving spouse, if any) with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for a period of time which would include the year following the year of his or her termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary income tax treatment. The estimated expense reimbursements shown in the scenarios below represent the approximate cost of this benefit based on the amounts reimbursed to each Named Executive Officer during 2013.

EATON 2014 Proxy Statement and Notice of Meeting	47

COMPENSATION TABLES

Voluntary Resignation or Termination for Cause

An executive is not entitled to receive any additional forms of compensation or benefits, other than any accrued and vested vacation, deferral account balances and vested qualified and nonqualified retirement income, if he or she voluntarily resigns when he or she is not yet eligible for retirement or if his or her employment with us is terminated for Cause.

Normal and Early Retirement

Each Named Executive Officer is subject to mandatory retirement at age 65 and is eligible to elect voluntary retirement after having attained age 55 with ten or more years of service. Consistent with the policy applied to non-executive employees, in the event we involuntarily terminate an officer after the officer attained age 50 with ten or more years of service, he or she would also be treated as a retiree under the programs described below. Messrs. Cutler, Arnold, Fearon, and Gross would have the age and Company service necessary for retirement. Therefore, a projected termination benefit is shown only for these officers. In this scenario the Committee may also exercise its discretion to provide the retiring executive with the following:

■	pro-rated eligibility in the open four-year award periods under our long-term incentive plan;
■	accelerated vesting of the then unvested stock options and (if applicable) RSAs and RSUs that would have otherwise vested in the year following the year in which the executive retires; and
■	reimbursement for the costs of income tax return preparation and estate and financial planning assistance for a period that includes the year following the year in which the executive retires.

The amounts are shown for each Named Executive Officer in the table below.

	Base and Short-Term Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
A. M. Cutler	$0	$5,812,500	$7,413,668	$0	$57,800	$0	$13,283,968
R. H. Fearon	$0	$1,400,000	$2,646,133	$0	$26,824	$0	$4,072,957
C. Arnold	$0	$1,387,500	$2,344,774	$0	$13,010	$0	$3,745,284
T. S. Gross	$0	$1,387,500	$2,520,916	$0	$20,000	$0	$3,928,416
M. M. McGuire	not applicable	not applicable	not applicable	not applicable	not applicable	not applicable	not applicable

Involuntary Termination — Not for Cause

In the event of an involuntary termination (not for cause), the Committee would typically provide a Named Executive Officer with the following:

■	severance pay equal to two times the total of his or her base salary and target incentive award under our short-term incentive plan;
■	pro-rated eligibility in any open four-year award periods under our long-term incentive plans in which the officer had participated for at least twenty-four months as of the termination date;
■	continuation of health and welfare benefits for six months;
■	executive outplacement benefits; and
■	an officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive the other pay and benefits outlined under “Normal and Early Retirement.”

These amounts are shown for each Named Executive Officer in the table below.

	Base and Short-Term Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
A. M. Cutler	$5,760,000	$5,812,500	$7,413,668	$15,557	$57,800	$18,000	$19,077,525
R. H. Fearon	$2,983,680	$1,400,000	$2,646,133	$12,015	$26,824	$18,000	$7,086,652
C. Arnold	$2,963,000	$1,387,500	$2,344,774	$9,240	$13,010	$18,000	$6,735,524
T. S. Gross	$2,984,272	$1,387,500	$2,520,916	$12,972	$20,000	$18,000	$6,943,660
M. M. McGuire	$1,893,558	$787,500	$1,569,497	$8,083	$30,090	$18,000	$4,306,728

EATON 2014 Proxy Statement and Notice of Meeting	48

COMPENSATION TABLES

Change of Control

Another scenario under which a Named Executive Officer’s employment may terminate is through a qualifying termination in connection with a change of control of the Company. We have entered into Change of Control Agreements with each of our officers, including the Named Executive Officers, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, as noted above in “Background and Basic Assumptions,” under the terms of our standard form of stock option, RSA and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. The Change of Control Agreements that we have with our officers contain the following key provisions:

■	The agreement first becomes effective upon a change of control of the Company.
■	For the three years following the change of control, the agreement protects the executive officer from certain changes to his or her employment, position, duties, compensation and benefits.
■	If, during this three-year period, the successor company terminates the executive officer’s employment other than for “Cause” (which includes the willful and continued failure of the executive to perform his duties, the executive’s conviction of a felony involving dishonesty, or the executive’s willful engagement in gross misconduct which is materially and demonstrably injurious to the Company) or “Disability” or if the executive terminates his or her employment for “Good Reason” (which includes the assignment to the executive of any duties inconsistent in any respect with the executive’s position; failure by the Company to comply with any of the provisions of the Change of Control Agreement (other than inadvertent failure not occurring in bad faith); or the Company requiring the executive to be based at any office or location that differs from what is specified in the Change of Control Agreement; the Company requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the change of control), the executive would receive:

a.	A lump sum cash payment equal to the aggregate of (a) any earned but as yet unpaid base salary and short-term and four-year incentive awards for completed incentive award periods, (b) a prorated portion of his or her target long-term incentive opportunity for any open award periods under the four-year plan and (c) the executive’s annual base salary and target incentive opportunity under the short-term plan multiplied by the lesser of three years or the number of years remaining until the executive’s 65th birthday;

b.	Continued health and welfare benefits as if the executive’s employment had not been terminated for a period equal to the lesser of two years or the number of years remaining until the executive’s 65th birthday; and

■	To the extent that any payments under the Change of Control Agreements are deferred compensation and the executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A and the regulations thereunder (determined in accordance with the methodology established by us as of the date of termination of employment), such payments or other benefits will not be paid or provided before the first business day that is six months after the date of termination of employment.

As is common practice with such agreements, these payments and benefits would not be subject to any requirement that the officer seek other employment or any other form of mitigation. We would pay the officer’s legal fees if he or she needed to take action to enforce the provisions of the agreement or defend the agreement’s terms if contested by us.

U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company. As described on page 33, in October 2011 the Committee determined it was appropriate to eliminate eligibility for tax protection from any new agreements. Although each executive is personally responsible for regular federal, state and local income tax and FICA obligations on this compensation, we have agreed to provide the Named Executive Officers and other officers who executed Change of Control Agreements prior to November 2011 with full tax protection from liability for the 20% excise tax. The effect of the tax protection payment is to ensure that the affected officer receives the same after-tax payments and benefit values that the officer would have received had there been no excise tax. No Named Executive Officers would have been subject to the excise tax in 2013.

EATON 2014 Proxy Statement and Notice of Meeting	49

COMPENSATION TABLES

Based on the foregoing assumptions, the estimated amounts payable to each Named Executive Officer upon a termination of employment in connection with a change of control of the Company are shown in the table below.

	Base and Short-Term Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Tax Protection	Total
A. M. Cutler	$7,636,667	$5,812,500	$12,761,526	$62,226	$57,800	$18,000	$0	$26,348,719
R. H. Fearon	$4,736,592	$1,400,000	$4,753,785	$48,061	$26,824	$18,000	$0	$10,983,262
C. Arnold	$4,703,763	$1,387,500	$4,654,448	$36,958	$13,010	$18,000	$0	$10,813,679
T. S. Gross	$4,700,228	$1,387,500	$6,153,631	$51,889	$20,000	$18,000	$0	$12,331,248
M. M. McGuire	$2,899,786	$787,500	$2,785,736	$32,331	$30,090	$18,000	$0	$6,553,443

Death or Disability

In the event of the death or disability of a Named Executive Officer, the executive or the estate, whichever is appropriate, would receive pro-rated payments for any open four-year award periods under our long-term incentive plan (ESIP). In addition, the Committee could exercise its discretion to accelerate the vesting of the then unvested stock options and RSAs. These amounts are shown for each Named Executive Officer in the table below.

	Base and Short-Term Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
A. M. Cutler	$0	$5,812,500	$12,761,526	$0	$57,800	$0	$18,631,826
R. H. Fearon	$0	$1,400,000	$4,753,785	$0	$26,824	$0	$6,180,609
C. Arnold	$0	$1,387,500	$4,654,448	$0	$13,010	$0	$6,054,958
T. S. Gross	$0	$1,387,500	$6,153,631	$0	$20,000	$0	$7,561,131
M. M. McGuire	$0	$787,500	$2,785,736	$0	$30,090	$0	$3,603,326

EATON 2014 Proxy Statement and Notice of Meeting	50

2013 Director Compensation

In 2013, compensation for our non-employee directors was structured as follows:

Cash Compensation

■	Board members received an annual cash retainer of $132,500 for their Board service.
■	The Chair of the Audit Committee received an additional retainer of $30,000, and the other members of the Audit Committee each received an additional retainer of $15,000.
■	The Chair of the Compensation and Organization Committee received an additional retainer of $30,000.
■	The Finance Committee Chair and the Governance Committee Chair each received an additional retainer of $20,000.
■	The Lead Director received an additional annual fee of $30,000.

Non-employee directors may defer payment of their fees as described on page 52 in footnote (5) to the table.

In October 2012, the Governance Committee determined it was appropriate to increase certain fees paid to Directors to better align with market data for similarly-sized companies, and because the Board members will be subject to both United States and Irish income taxes. Irish income taxes will be withheld from quarterly fee payments and Directors are responsible for satisfying their own U.S. and Irish Income Tax obligations.

Equity Compensation

Under our Stock Plan as approved by our shareholders, non-employee directors also receive restricted share units (RSUs) with a value equal to the annual cash retainer in effect on the grant date ($132,500 for 2013). We grant these RSUs on the fourth Wednesday of each January; the number of units a director receives is based on the closing price of our shares on the previous Monday, or if that date is not a trading day on the New York Stock Exchange, the trading day immediately before that. RSUs receive dividend equivalents which are reinvested as RSUs. The Governance Committee sets the terms and conditions for non-employee director RSUs, which vest upon retirement, thereby creating a robust holding requirement. No additional equity awards may be granted to our non-employee directors under any of our other stock plans. We also have a policy that prohibits directors from pledging or engaging in financial hedging of their investment risk in our shares.

Excise Tax Payment for 2013

All restricted share awards, restricted share units, shares held in deferral accounts and nonqualified stock options (whether or not exercisable) held by the Directors during the six months preceding and following the close of Cooper Industries, plc acquisition were subject to the excise tax imposed under section 4985 of the Internal Revenue Code. The Board determined it was appropriate to pay the excise tax and provide a gross-up so that on a net after-tax basis each Director would be in the same position as if no such excise tax had applied. The excise tax did not arise as a result of acceleration of any equity or any amounts that were actually contingent on a change of control. The excise tax and gross up are reported in Column (g) of the table below.

Other Plans and Benefits

Under the 2013 Non-Employee Director Fee Deferral Plan adopted by the Board in 2012, non-employee directors can elect to defer fees earned after 2012; their rate of return varies depending on whether they defer the fees as retirement compensation or as short-term compensation. Prior to 2013, non-employee Directors could elect to defer fees under the plans described in footnote (5) to the table.

Until December 21, 2009, non-employee directors who were first elected to the Board prior to 1996 and who had at least five years of Board service were eligible to receive an annual benefit under the Eaton Corporation Retirement Plan for Non-Employee Directors upon leaving the Board. On December 21, 2009, in a meeting that did not include members eligible for this benefit, the Board determined that it was in the best interest of the Company to terminate this retirement plan with regard to non-employee director participants who had not yet retired from the Board, and to distribute to each active participant an actuarially determined benefit in the form of a cash lump sum. Plan participants who had previously retired from the Board and who currently are owed installment payments will be paid those installments on the dates originally established under the plan.

Former non-employee directors retain the following benefits after retirement: group term life insurance, with coverage reduced to $33,333; medical (but not dental) coverage; and (depending upon length of Board service and age at retirement) the right to exercise stock options until the tenth anniversary of their grant dates. Both current and retired

EATON 2014 Proxy Statement and Notice of Meeting	51

2013 DIRECTOR COMPENSATION

non-employee directors are entitled to participate in the same gift matching program that is available to all of our current and retired employees. Under this program we match contributions to qualified charitable organizations dollar-for-dollar up to a maximum of $5,000 in any calendar year.

The table below sets forth the compensation and benefits applicable to our non-employee directors for 2013.

(a) Name	Fees Earned or Paid in Cash(1) (b)	Stock Awards(2) (c)	Option Awards(3) (d)	Non-Equity Incentive Plan Compensation(4) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (f)	All Other Compensation(6) (g)	Total (h)
G. S. Barrett	$147,500	$132,494	$0	$0	$0	$90,768	$370,762
T. M. Bluedorn	$132,500	$132,494	$0	$0	$0	$95,734	$360,728
C. M. Connor	$162,500	$132,494	$0	$0	$0	$118,735	$413,729
M. J. Critelli	$147,500	$132,494	$0	$0	$0	$108,292	$388,286
C. E. Golden	$167,500	$132,494	$0	$0	$0	$108,308	$408,302
L. A. Hill	$132,500	$132,494	$0	$0	$0	$4,161	$269,155
A. E. Johnson	$157,500	$132,494	$0	$0	$0	$101,984	$391,978
N. C. Lautenbach	$177,500	$132,494	$0	$0	$0	$136,599	$446,593
D. L. McCoy	$132,500	$132,494	$0	$0	$0	$115,820	$380,814
G. R. Page	$177,500	$132,494	$0	$0	$0	$114,499	$424,493
G. B. Smith	$147,500	$132,494	$0	$0	$0	$4,161	$284,155

(1)	Fees Earned or Paid in Cash includes the total annual cash retainer and where applicable, the Committee Chair retainer ($30,000 for Messrs. Connor and Page as chairs of the Compensation and Organization Committee and Audit Committee, respectively, and $20,000 for Messrs. Golden and Johnson as chairs of the Finance and Governance Committees, respectively). Mr. Lautenbach receives $30,000 for his service as Lead Director. Audit Committee members (Messrs. Barrett, Critelli, Golden, Johnson, Page, and Smith) each receive $15,000 for their service to the Audit Committee.

(2)	Reported in the Stock Awards column is the grant date present value of restricted share units awarded to the directors on January 23, 2013. The grant date present value is calculated by multiplying the number of share units granted (2,338) by the closing price of our ordinary shares on the grant date ($56.67). As of December 31, 2013, the following non-employee directors each held 11,987 unvested RSUs and RSAs: C.M. Connor, M.J. Critelli, C.E. Golden, A.E. Johnson, N.C. Lautenbach, D.L. McCoy and G.R. Page. L.A. Hill and G. B. Smith each held 2,397 unvested RSUs. T.M. Bluedorn held 8,933 unvested RSUs and RSAs. G. S. Barrett held 4,685 unvested RSUs and RSAs.

(3)	Non-employee directors did not receive stock option grants in 2013. As of December 31, 2013, non-employee directors held the following number of outstanding stock options: C.M. Connor, 32,954; M.J. Critelli, 20,250; C.E. Golden, 26,450; D.L. McCoy, 27,658 and G.R. Page, 27,658. G.S. Barrett, T.M. Bluedorn, L. A. Hill, A.E. Johnson, N.C. Lautenbach and G.B. Smith had no stock options outstanding as of December 31, 2013.

(4)	Non-employee directors do not participate in any of Eaton’s incentive plans and do not receive incentive awards or bonuses.

(5)	As described on page 51, there is no pension in place for non-employee directors. Non-employee directors first elected before 1996 may defer payment of their annual fees, up to $30,000 per year, at an interest rate specified in their deferred compensation agreement. The rate of interest is based upon the number of years from the date of the director’s initial election until the first annual meeting to be held following the director’s 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all nonemployee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns. In 2013, no non-employee directors received above-market earnings on nonqualified deferred compensation.

EATON 2014 Proxy Statement and Notice of Meeting	52

2013 DIRECTOR COMPENSATION

(6)	For non-employee directors who were initially elected to the Board before 2008, we provide access to certain Health and Welfare benefit arrangements, which include $100,000 of group term life insurance and participation in medical and dental coverage designed to mirror the benefits provided to our employees or (as applicable) retirees. In 2013, no director elected to participate in either the medical or dental plans. All other compensation includes our contributions in 2013 for the group term life insurance and travel accident insurance for the loss of life or limb while traveling on our business; dividends paid to each Director based on the number of unvested restricted shares he or she held and the value attributable to reinvested dividends earned on RSUs; and the excise tax and gross up payments related to the excise tax imposed under Section 4985 of the Internal Revenue Code as shown below.

	Excise Tax	Dividends on RSAs and RSUs	GT Life Insurance Imputed Income Amounts	Travel Accident Insurance	Other
G. S. Barrett	$82,763	$7,810	$0	$195	$90,768
T. M. Bluedorn	$80,593	$14,946	$0	$195	$95,734
C. M. Connor	$97,947	$20,077	$516	$195	$118,735
M. J. Critelli	$86,496	$20,077	$1,524	$195	$108,292
C. E. Golden	$88,036	$20,077	$0	$195	$108,308
L. A. Hill	$0	$3,966	$0	$195	$4,161
A. E. Johnson	$81,712	$20,077	$0	$195	$101,984
N. C. Lautenbach	$114,803	$20,077	$1,524	$195	$136,599
D. L. McCoy	$95,548	$20,077	$0	$195	$115,820
G. R. Page	$93,435	$20,077	$792	$195	$114,499
G.B. Smith	$0	$3,966	$0	$195	$4,161

EATON 2014 Proxy Statement and Notice of Meeting	53

Proposal 4:	Authorization of the Company or any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. For Irish companies listed on the New York Stock Exchange, the Irish Companies Act defines market purchases as “overseas market purchases.”

On April 24, 2013, the shareholders of the Company authorized the Company and any of its subsidiaries (the “Authorization”) to acquire up to a maximum in aggregate of 40,000,000 fully paid ordinary shares of the Company, provided that the total aggregate number of shares to be purchased by subsidiaries of the Company together with the total number of shares to be purchased by the Company, whether by way of a redemption or otherwise, does not exceed the maximum amount as determined by the Board of Directors of the Company (or any duly constituted subcommittee thereof).

On July 24, 2013, the Board of Directors adopted a share repurchase program in accordance with such authorization. The terms of the program and authorization set a maximum and minimum price to be paid for any Company share, such amounts being 120% and 70%, respectively, of the closing price on the New York Stock Exchange for Company shares on the day preceding the day on which the relevant Company share is purchased by the Company and/or the subsidiary, as appropriate.

Shareholders are now being asked to renew the authority granted to the Company and any of its subsidiaries at last year’s annual general meeting to make overseas market purchases. If adopted, this authority will expire at the close of business on July 23, 2015 unless renewed at the annual general meeting in 2015. We expect to propose renewal of this authorization at subsequent annual general meetings.

Such purchases would be made only at price levels that the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company would not be able to make overseas market purchases of the Company’s shares.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

EATON 2014 Proxy Statement and Notice of Meeting	54

PROPOSAL 4: AUTHORIZATION OF THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY TO MAKE OVERSEAS MARKET PURCHASES OF COMPANY SHARES

The text of the resolution in respect to this proposal is as follows:

RESOLVED that the Company and any subsidiary of the Company (as defined by section 155 of the Companies Act 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) and overseas market purchases of ordinary shares in the Company on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 1990 and to the following provisions:

The Board of Directors recommends a vote FOR this proposal.

(a)       The maximum number of shares authorized to be acquired by the Company and / or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 40,000,000 ordinary shares, par value US$0.01 each, provided that the total aggregate number of ordinary shares to be purchased by subsidiaries of the Company together with the total number of ordinary shares to be purchased by the Company whether by way of a redemption or otherwise shall not exceed the maximum amount as determined by the Board of Directors of the Company (or any duly constituted subcommittee thereof).

(b)       The maximum price to be paid for any ordinary share shall be an amount equal to 120% of the closing price on the New York Stock Exchange for that ordinary share on the day preceding the day on which the relevant share is purchased by the Company (and / or the subsidiary as appropriate).

(c)       The minimum price to be paid for any ordinary share shall be an amount equal to 70% of the closing price on the New York Stock Exchange for that ordinary share on the day preceding the day on which the relevant ordinary share is purchased by the Company (and / or the subsidiary as appropriate).

(d)       This general authority will be effective from the date of passing of this resolution and will expire at the close of business on July 23, 2015, unless renewed at the Company’s annual general meeting for 2015, and unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiration enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiration and may complete any such contract as if the authority conferred hereby had not expired.

EATON 2014 Proxy Statement and Notice of Meeting	55

Other Business

Management does not know of any other matters requiring shareholder action that may come before the meeting. If any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

EATON 2014 Proxy Statement and Notice of Meeting	56

Share Ownership Tables

Set forth below is certain information concerning persons who are known by us to have reported owning beneficially more than 5% of our ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares		Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	31,515,000	(1)	6.6%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	28,009,487	(2)	5.9%

(1)	BlackRock Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated February 3, 2014, which reports the beneficial ownership of 31,515,000 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2013. As reported in the Schedule 13G, BlackRock Inc. and such affiliated entities and individuals have sole power to vote or direct the vote of 26,269,127 shares, and sole power to dispose or to direct the disposition of 31,515,000 shares.

(2)	Wellington Management Company, LLP has filed with the Securities and Exchange Commission a Schedule 13G dated February 14, 2014, which reports the beneficial ownership of 28,009,487 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2013. As reported in the Schedule 13G, Wellington Management Company, LLP and such affiliated entities and individuals have shared power to vote or direct the vote of 8,133,208 shares, and shared power to dispose or to direct the disposition of 28,009,487 shares.

The following table shows the beneficial ownership, reported to us as of December 31, 2013, of our ordinary shares by each director, each Named Executive Officer and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans and RSUs granted under our stock plans that vest within 60 days.

TITLE OF CLASS: ORDINARY SHARES

Name of Beneficial Owner	Number of Shares Owned(1,2)		Percent of Class(3)	Deferred Share Units(4)	RSUs(5)	Total Number of Shares
C. Arnold	346,134.60	(6)		0.00	15,785.00	361,919.60
G. Barrett	4,288.00			0.00	0.00	4,288.00
T. M. Bluedorn	6,536.00			0.00	0.00	6,536.00
C. M. Connor	45,604.00			24,061.15	0.00	69,665.15
M. J. Critelli	118,816.00			0.00	0.00	118,816.00
A. M. Cutler	1,864,801.18	(6,7)		0.00	51,938.00	1,916,739.18
R. H. Fearon	482,018.00			0.00	15,785.00	497,803.00
C. E. Golden	37,040.00			8,753.77	0.00	45,793.77
T. S. Gross	220,230.34	(6)		0.00	15,785.00	236,015.34
L. A. Hill	7,410.00			0.00	0.00	7,410.00
A. E. Johnson	9,590.00			0.00	0.00	9,590.00
N. C. Lautenbach	70,738.00			71,682.63	0.00	142,420.63
D. L. McCoy	72,594.00			25,558.90	0.00	98,152.90
M. M. McGuire	163,286.99	(6)		6,837.77	8,533.00	178,657.76
G. R. Page	59,936.00			10,760.82	0.00	70,696.82
G. B. Smith	10,671.00			0.00	0.00	10,671.00
All Directors and Executive Officers as a Group			1.2%			3,930,629.23	(2,6,7)

(1)	Each person has sole voting or investment power, or both, with respect to the shares listed, unless otherwise indicated.

EATON 2014 Proxy Statement and Notice of Meeting	57

SHARE OWNERSHIP TABLES — TITLE OF CLASS: ORDINARY SHARES

(2)	Includes shares which the person has the right to acquire within 60 days of December 31, 2013 upon the exercise of outstanding stock options as follows: C. Arnold, 196,106; C. K. Brabander, 8,151; C.M. Connor, 32,954; M.J. Critelli, 20,250; A.M. Cutler 1,304,423; R. H. Fearon, 204,706; C.E. Golden, 26,450; T.S. Gross, 133,554; M.M. McGuire, 125,005; D.L. McCoy, 27,658; T.E. Moran, 6,444; G.R. Page, 27,658; K. Semelsberger, 40,400, and all directors and executive officers as a group, 2,153,759.

(3)	Each of the individuals listed holds less than 1% of outstanding ordinary shares.

(4)	For description of these units, see page 45 (2013 Nonqualified Deferred Compensation) and page 51 (2013 Director Compensation).

(5)	Represents RSUs that will vest within 60 days of December 31, 2013.

(6)	Includes shares held under the Eaton Savings Plan as of December 31, 2013.

(7)	Includes shares held jointly or in other capacities, such as by trust or spouse.

EATON 2014 Proxy Statement and Notice of Meeting	58

Other Information

Equity Compensation Plans

The following table summarizes information, as of December 31, 2013, relating to our equity compensation plans pursuant to which grants of options, restricted shares, restricted share units, deferred compensation units or other rights to acquire our ordinary shares may be granted from time to time.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders(1)	9,815,547	(3)	$40.0494	(5)	17,660,595
Equity compensation plans not approved by security holders(2)	488,810	(4)	N/A		N/A
Total	10,304,357		$40.0494	(5)	17,660,595

(1)	Includes Company stock plans, each of which has been approved by the shareholders. For a description of these plans, please see the “Equity Components of Long-Term Compensation” section of the Compensation Discussion and Analysis beginning on page 28.

(2)	These plans are the 2005 Non-Employee Director Fee Deferral Plan, the 1996 Non-Employee Director Fee Deferral Plan, the Deferred Incentive Compensation Plan II and the Incentive Compensation Deferral Plan II, none of which are considered “equity compensation plans” requiring shareholder approval under the rules of the New York Stock Exchange. For a description of these plans, please see “2013 Nonqualified Deferred Compensation” on page 45 and footnote (5) to the “Director Compensation” table on page 52.

(3)	Includes an aggregate of 6,426,444 stock options with a weighted average exercise price of $40.0494 and a weighted average remaining life of 2.003 years, and 3,389,103 RSAs and RSUs.

(4)	Represents shares underlying phantom share units, payable on a one-for-one basis, credited to accounts under the deferral plans listed in footnote (2) above.

(5)	The weighted average exercise price of outstanding stock options excludes RSAs, RSUs and deferred compensation share units because they have no exercise price.

As described under “2013 Nonqualified Deferred Compensation” on page 45, executives may elect to defer receipt of their earned cash bonuses under the short-term or long-term incentive plans. These deferred amounts are invested as Company share units and valued at the then current fair market value under the Deferred Incentive Compensation Plan II or the Incentive Compensation Deferral Plan II, whichever plan is applicable. We do not provide any share or cash match with respect to the deferred amounts under these plans, nor do we allow executives to defer the receipt of shares earned under any of our Stock Plans. Likewise, non-employee directors may elect to have their fees paid in cash invested as share units which are valued at the then current fair market price under the 2005 Non-Employee Director Fee Deferral Plan or, for fees earned on or after January 1, 2013, the 2013 Non-Employee Director Fee Deferral Plan. We do not provide any share or cash match with respect to the directors fees deferred under these plans, nor do we allow directors to defer the receipt of shares earned under any of our Stock Plans. Because the amount of these cash bonuses and directors fees are determined under specific processes described in this proxy statement, the number of share units credited and shares received under these deferral plans is limited. The share units described herein are not expensed by the Company because they are not considered equity compensation for the purposes of SFAS 123(R).

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. The Company assists its directors and executive officers by completing and filing these reports electronically on their behalf. The Company believes that its directors and executive officers timely complied with all such filing requirements for 2013.

EATON 2014 Proxy Statement and Notice of Meeting	59

OTHER INFORMATION

Future Shareholder Proposals

Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual general meeting must do so on a timely basis. In order to be included in the proxy statement for the 2015 annual general meeting, proposals must relate to proper subjects and must be received by the Company Secretary, Eaton Corporation plc, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland, by November 14, 2014. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2015 annual general meeting must be received by the Company Secretary at the address listed above no earlier than December 14, 2014 and no later than January 13, 2015. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

Mailings to Shareholders In the Same Household

Unless you or another shareholder at your mailing address has requested a separate mailing, all Eaton shareholders at your mailing address who share the same last name have been sent a single copy of the proxy statement, 2013 annual report and Irish Statutory Accounts. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves printing and postage costs, and helps the environment. Shareholders who participate in householding will continue to receive separate proxy cards. We will deliver promptly, upon written or telephone request, a separate copy of the proxy statement, 2013 annual report and Irish Statutory Accounts to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy materials now or in the future should submit this request in writing to Eaton Corporation plc, Attention: Company Secretary, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland, or contact our Investor Relations department by telephone at 440-523-4205. Shareholders of record sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Eaton ordinary shares and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of these documents be mailed to all shareholders at the shared address.

By order of the Board of Directors

Thomas E. Moran Senior Vice President and Secretary March 14, 2014

EATON 2014 Proxy Statement and Notice of Meeting	60

EATON CORPORATION PLC C/O EATON CORPORATION 1000 EATON BOULEVARD CLEVELAND, OHIO 44122 ATTENTION: OFFICE OF THE SECRETARY, RM. 4424N

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66964-P46189 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EATON CORPORATION PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
	1a. George S. Barrett	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐
							For	Against	Abstain
	1c. Christopher M. Connor	☐	☐	☐		1j. Deborah L. McCoy	☐	☐	☐

	1d. Michael J. Critelli	☐	☐	☐		1k. Gregory R. Page	☐	☐	☐

	1e. Alexander M. Cutler	☐	☐	☐		1l. Gerald B. Smith	☐	☐	☐
The Board of Directors recommends you vote FOR Proposals 2 through 4.
	1f. Charles E. Golden	☐	☐	☐	2.	Approving the appointment of Ernst & Young LLP as independent auditor for 2014 and authorizing the Audit Committee of the Board of Directors to set its remuneration.	☐	☐	☐
	1g. Linda A. Hill	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1h. Arthur E. Johnson	☐	☐	☐	4.	Authorizing the Company or any subsidiary of the Company to make overseas market purchases of Company shares.	☐	☐	☐

	1i. Ned C. Lautenbach	☐	☐	☐

	For address changes/comments, mark here. (see reverse for instructions)			☐

NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

M66965-P46189

EATON CORPORATION PLC
Annual General Meeting of Shareholders
April 23, 2014 at 8:00 A.M. (Ireland)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints A. M. Cutler, M. M. McGuire and T. E. Moran as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton ordinary shares held by the undersigned on February 24, 2014, at the Annual General Meeting of Shareholders to be held at the Four Seasons Hotel Dublin, Simmonscourt Road, Dublin 4, Ireland, on April 23, 2014, at 8:00 a.m. local time and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This form must be completed, signed and dated on reverse side

EATON CORPORATION PLC C/O EATON CORPORATION 1000 EATON BOULEVARD CLEVELAND, OHIO 44122 ATTENTION: OFFICE OF THE SECRETARY, RM. 4424N

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, April 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 20, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66966-P46189 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EATON CORPORATION PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
	1a. George S. Barrett	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐
							For	Against	Abstain
	1c. Christopher M. Connor	☐	☐	☐		1j. Deborah L. McCoy	☐	☐	☐

	1d. Michael J. Critelli	☐	☐	☐		1k. Gregory R. Page	☐	☐	☐

	1e. Alexander M. Cutler	☐	☐	☐		1l. Gerald B. Smith	☐	☐	☐
The Board of Directors recommends you vote FOR Proposals 2 through 4.
	1f. Charles E. Golden	☐	☐	☐	2.	Approving the appointment of Ernst & Young LLP as independent auditor for 2014 and authorizing the Audit Committee of the Board of Directors to set its remuneration.	☐	☐	☐
	1g. Linda A. Hill	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1h. Arthur E. Johnson	☐	☐	☐	4.	Authorizing the Company or any subsidiary of the Company to make overseas market purchases of Company shares.	☐	☐	☐

	1i. Ned C. Lautenbach	☐	☐	☐

	For address changes/comments, mark here. (see reverse for instructions)			☐

NOTE: IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

M66967-P46189

EATON CORPORATION PLC
Annual General Meeting of Shareholders
April 23, 2014 at 8:00 A.M. (Ireland)
This proxy is solicited by the Board of Directors

The undersigned, as a participant in the (a) Eaton Savings Plan or (b) Eaton Personal Investment Plan [(a) and (b) collectively called the “Eaton Plans”], or (c) the Apex Tool Group 401(k) Savings Plan [the “Apex Plan” and together with the Eaton Plans, the “Plans”] hereby directs the Trustee, Fidelity Management Trust Company, to vote all ordinary shares of Eaton attributable to the account of the undersigned under the Plans on February 24, 2014, in the manner indicated on the reverse side of this form, at the Annual General Meeting of Shareholders to be held at the Four Seasons Hotel Dublin, Simmonscourt Road, Dublin 4, Ireland, on April 23, 2014, at 8:00 a.m. local time and at any adjournments thereof. Under each of the Eaton Plans, if the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 20, 2014, instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Eaton Plans. Under the Apex Plan, if the Trustee does not receive your voting instructions by that time and date, the Trustee will not vote those shares.

IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This form must be completed, signed and dated on reverse side

EATON CORPORATION PLC C/O EATON CORPORATION 1000 EATON BOULEVARD CLEVELAND, OHIO 44122 ATTENTION: OFFICE OF THE SECRETARY, RM. 4424N

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, April 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 20, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66968-P46189 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EATON CORPORATION PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
	1a. George S. Barrett	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐
							For	Against	Abstain
	1c. Christopher M. Connor	☐	☐	☐		1j. Deborah L. McCoy	☐	☐	☐

	1d. Michael J. Critelli	☐	☐	☐		1k. Gregory R. Page	☐	☐	☐

	1e. Alexander M. Cutler	☐	☐	☐		1l. Gerald B. Smith	☐	☐	☐
The Board of Directors recommends you vote FOR Proposals 2 through 4.
	1f. Charles E. Golden	☐	☐	☐	2.	Approving the appointment of Ernst & Young LLP as independent auditor for 2014 and authorizing the Audit Committee of the Board of Directors to set its remuneration.	☐	☐	☐
	1g. Linda A. Hill	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1h. Arthur E. Johnson	☐	☐	☐	4.	Authorizing the Company or any subsidiary of the Company to make overseas market purchases of Company shares.	☐	☐	☐

	1i. Ned C. Lautenbach	☐	☐	☐

	For address changes/comments, mark here. (see reverse for instructions)			☐

NOTE: IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

M66969-P46189

EATON CORPORATION PLC
Annual General Meeting of Shareholders
April 23, 2014 at 8:00 A.M. (Ireland)
This proxy is solicited by the Board of Directors

The undersigned, as a participant in the Eaton Puerto Rico Retirement Savings Plan (the “Plan”), hereby directs the Trustee, Banco Popular de Puerto Rico, to vote all ordinary shares of Eaton attributable to the account of the undersigned under the Plan on February 24, 2014, in the manner indicated on the reverse side of this form, at the Annual General Meeting of Shareholders to be held at the Four Seasons Hotel Dublin, Simmonscourt Road, Dublin 4, Ireland, on April 23, 2014, at 8:00 a.m. local time and at any adjournments thereof. If the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 20, 2014, instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plan.

IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This form must be completed, signed and dated on reverse side